                                                 Filed Pursuant to Rule 424(b)5
                                                    Registration No. 333-138038

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 28, 2006)


                                7,200,000 SHARES




                                  [HERSHA LOGO]





                      COMMON SHARES OF BENEFICIAL INTEREST

                                ----------------

   We are offering 7,200,000 common shares of beneficial interest to be sold in this offering. We will receive all of the net proceeds from the sale of such common shares.

   Our common shares are traded on the American Stock Exchange under the symbol "HT." The last reported sale price of our common shares on December 4, 2006 was $11.43 per share.

   Ownership of our common shares is subject to ownership limitations contained in our declaration of trust intended to assist us in maintaining our qualification as a real estate investment trust, or REIT, for federal income tax purposes.

   INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY OF THESE COMMON SHARES YOU SHOULD CAREFULLY READ THE DISCUSSION OF
MATERIAL RISKS OF INVESTING IN OUR COMMON SHARES IN "RISK FACTORS" BEGINNING
ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT, ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED
DECEMBER 31, 2005, AS AMENDED, FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                                    PER
                                                   SHARE        TOTAL
                                                   -----        -----
Public offering price .........................    $11.20     $80,610,000
Underwriting discounts and commissions ........    $ 0.56     $ 4,032,000
Proceeds, before expenses, to us ..............    $10.64     $76,608,000


   The underwriters may also purchase up to 1,080,000 additional shares from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $4,636,800 and total proceeds to us, before expenses, will be $88,099,200.

   The underwriters are offering the common shares as set forth under "Underwriting." Delivery of the shares will be made on or about December 11, 2006.


                          Joint Book-Running Managers

UBS INVESTMENT BANK                                        WACHOVIA SECURITIES

                                ----------------
                                  Lead Manager

                                  RAYMOND JAMES

                                ----------------
                                  Co-Managers

ROBERT W. BAIRD & CO.                                          STIFEL NICOLAUS


           The date of this prospectus supplement is December 5, 2006

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated therein is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such documents.

   References to "our company," "we," and "our" in this prospectus supplement and the accompanying prospectus mean Hersha Hospitality Trust, including, unless the context otherwise requires (including the discussion of the federal income tax treatment of Hersha Hospitality Trust and its shareholders), our operating partnership and other direct and indirect subsidiaries. Our "operating partnership" refers to Hersha Hospitality Limited Partnership, a Virginia limited partnership. "HHMLP" refers to Hersha Hospitality Management, L.P. and its subsidiaries, which are the entities that manage all of our wholly owned hotels and some of the hotels owned by our joint ventures. "Common shares" means our common shares of beneficial interest, par value $0.01 per share.


                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
About this Prospectus Supplement ........................................     ii
Forward Looking Information .............................................     ii
Where You Can Find More Information .....................................     ii
Incorporation of Certain Documents by Reference .........................     ii
The Company .............................................................    S-1
Risk Factors ............................................................    S-3
Use of Proceeds .........................................................    S-5
Dividend Policy and Price Range of Common Shares ........................    S-6
Capitalization ..........................................................    S-7
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................    S-8
Additional Federal Income Tax Considerations ............................   S-22
Underwriting ............................................................   S-27
Notice to Investors .....................................................   S-30
Legal Matters ...........................................................   S-30
Experts .................................................................   S-31

                                  PROSPECTUS
About this Prospectus ...................................................      1
Cautionary Statement Concerning Forward-Looking Statements ..............      1
Certain Definitions .....................................................      1
The Company .............................................................      2
Risk Factors ............................................................      3
Ratio of Earnings to Fixed Charges and of Earnings to Combined Fixed
  Charges and Preferred Share Dividends..................................     14
Use of Proceeds .........................................................     14
Description of Shares of Beneficial Interest ............................     15
Legal Ownership of Securities ...........................................     22
Certain Provisions of Maryland Law and of Our Declaration of Trust and
  Bylaws.................................................................     25
Partnership Agreement ...................................................     28
Federal Income Tax Consequences of Our Status as a REIT .................     32
Plan of Distribution ....................................................     50
Legal Matters ...........................................................     52
Experts .................................................................     52
How to Obtain More Information ..........................................     53
Incorporation of Information Filed with the SEC .........................     53

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement incorporates by reference important business and financial information about our company that is not included in or delivered with this prospectus supplement.

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement may be used only where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement is correct at any date other than the date of the document containing the information.

                          FORWARD LOOKING INFORMATION

   This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Important factors that could cause actual results to differ materially from those in our forward looking statements in this prospectus include, but are not limited to, the factors discussed in the section entitled "Risk Factors" and the filings made by us with the SEC that are incorporated in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol: "HT") are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of this offering.

   o Annual Report on Form 10-K for the year ended December 31, 2005, filed March 22, 2006, as amended by Amendment No. 1 thereto filed on March 31, 2006;

   o Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed May 10, 2006; the quarter ended June 30, 2006, filed August 9, 2006 and for the quarter ended September 30, 2006, filed November 9, 2006; and

   o Current Reports on Form 8-K filed January 9, 2006, January 23, 2006, January 25, 2006, February 14, 2006 (as amended by Amendment No. 1 thereto filed on April 10, 2006), February 21, 2006 (as amended by Amendment No. 1 thereto filed on April 6, 2006), April 27, 2006, May 8, 2006, May 30, 2006, July 17, 2006, September 13, 2006, September 19,
     2006, October 4, 2006 and November 21, 2006; and

   o Our Proxy Statement relating to our 2006 annual meeting of shareholders filed on April 24, 2006.

   You may request a copy of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus), at no cost, by writing or calling us at the following address:

                            Hersha Hospitality Trust
                          510 Walnut Street, 9th Floor
                        Philadelphia, Pennsylvania 19106
                             Phone: (215) 238-1046

   All brand names, trademarks and service marks appearing in this prospectus supplement are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn(R), Comfort Suites(R), Courtyard(R) by Marriott(R), DoubleTree(R), Doubletree Suites(R), Fairfield Inn(R) by Marriott(R), Hampton Inn(R), Hilton Hotels(R), Hilton Garden Inn(R), Holiday Inn(R), Holiday Inn Express(R), Homewood Suites by Hilton(R), Mainstay Suites(R), Marriott Hotels & Resorts(R), Residence Inn(R) by Marriott(R), Sheraton Four Points(R), Springhill Suites by Marriott(R) and Sleep Inn(R), none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the securities issued under this prospectus supplement, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus.

                                  THE COMPANY


ABOUT THE COMPANY

   Hersha Hospitality Trust is a self-advised Maryland real estate investment trust that was organized in 1998 and completed its initial public offering in January of 1999. We focus primarily on owning and operating high quality, upper-upscale, upscale and mid-scale limited service and extended-stay hotels in established markets. Our primary strategy is to continue to acquire high quality, upper-upscale, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers-to-entry. Our common shares are traded on the American Stock Exchange under the symbol "HT."

   As of September 30, 2006, our portfolio consisted of 45 wholly-owned limited and full service hotels and joint venture investments in 18 hotels with a total of 7,940 rooms located in New York, New Jersey, Pennsylvania, Maryland, Delaware, Massachusetts, Connecticut, Rhode Island, Virginia and Georgia (60 hotels and 7,696 rooms giving effect to the sale of the Atlanta, Georgia hotels described below under "Recent Developments"). Our hotels operate under leading brands, such as Marriott Hotels & Resorts(R), Hilton Hotels(R), Courtyard by Marriott(R), Residence Inn(R), Hilton Garden Inn(R), Springhill Suites(R), Hampton Inn(R), Holiday Inn(R), Holiday Inn Express(R), Comfort Inn(R), Comfort Suites(R) and Four Points by Sheraton(R).

   We are structured as an umbrella partnership REIT, or UPREIT, and we own our hotels through our operating partnership, Hersha Hospitality Limited Partnership, for which we serve as general partner. All of our wholly-owned hotels are managed by an independent third party qualified management company or Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors.
Our hotels owned through joint venture interests are managed by independent third party qualified management companies or HHMLP. We have a wholly-owned taxable REIT subsidiary, or TRS, to which we lease all of our wholly-owned hotels. All of the hotels we own through joint ventures are leased (1) to joint ventures, in which we hold our equity interest through a TRS, or (2) to a TRS wholly-owned or substantially-owned by the joint venture.

   Since our initial public offering in 1999, we have acquired, wholly or through joint ventures, a total of 64 hotels, including 19 hotels acquired from entities controlled by our officers or trustees. Of the 19 acquisitions from these entities, 16 were newly-constructed or newly-renovated by these entities prior to our acquisition. Because we do not develop properties, we take advantage of our relationships with these development entities to identify development and renovation projects that may be attractive to us. While these entities bear all the construction risks of development, we often provide secured development loans and bear economic risks through these development loans. In many instances, we maintain a first right of refusal or first right of offer to purchase the hotels for which we have provided development loan financing. We intend to continue to acquire hotels from these entities if approved by our independent trustees.

   In addition to the direct acquisition of hotels, we may make investments in hotels through joint ventures with strategic partners or through equity contributions, sales and leasebacks, or secured and mezzanine loans. We seek to identify acquisition candidates located in markets with economic, demographic and supply dynamics favorable to hotel owners and operators. Through our extensive due diligence process, we select those acquisition targets where we believe selective capital improvements and intensive management will increase the hotel's ability to attract key demand segments, enhance hotel operations and increase long-term value.

   Our principal executive office is located at 510 Walnut Street, 9th Floor, Philadelphia, Pennsylvania 19106. Our telephone number is (215) 238-1046.

RECENT DEVELOPMENTS

   Since September 30, 2006, we have not closed on the acquisition of any hotels.

   We have previously announced our intention to exit the Atlanta, Georgia market where we owned four hotels. On November 15, 2006, we closed on the sale of the 68-room Holiday Inn Express and the 85-room Comfort Suites located in Duluth, Georgia for an aggregate purchase price of $8.4 million. On
November 30, 2006, we closed on the sale of the 91-room Hampton Inn located in Newnan, Georgia for an aggregate purchase price of $6.15 million. We expect to close on the sale of the 61-room Hampton Inn located in Peachtree City, Georgia during December 2006.

OUR STRATEGY

 Increase Same Hotel Performance.

   Our operating strategy focuses on increasing same hotel performance for our portfolio. The key elements of this strategy are:

   o working together with our hotel management companies to increase occupancy levels and revenue per available room, or "RevPAR," through active property-level management, including intensive marketing efforts to tour groups, corporate and government extended stay customers and other wholesale customers and expanded yield management programs, which are calculated to better match room rates to room demand; and

   o positioning our hotels to capitalize on increased demand in the high quality, upper-upscale, upscale, mid-scale and extended-stay lodging segment, which we believe can be expected to follow from improving economic conditions, by managing costs and thereby maximizing earnings.

 Pursue Quality Acquisitions in Cluster Markets with High Barriers to Entry.

   Our primary growth strategy is to selectively acquire high quality, upper-upscale, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers-to-entry. We believe that current market conditions are creating opportunities to acquire hotels at attractive prices. In executing our disciplined acquisition program, we intend to acquire hotels that meet the following additional criteria:

   o nationally-franchised hotels operating under popular brands, such as Marriott Hotels & Resorts, Hilton Hotels, Courtyard by Marriott, Residence Inn by Marriott, Spring Hill Suites by Marriott, Hilton Garden Inn, Homewood Suites by Hilton, Hampton Inn, Sheraton Hotels & Resorts, DoubleTree, Embassy Suites and Holiday Inn Express;

   o hotels in locations with significant barriers-to-entry, such as high development costs, limited availability of land and lengthy entitlement processes; and

   o hotels in our target markets where we can realize operating efficiencies and economies of scale.

   In the ordinary course of our business, we are actively considering hotel acquisition opportunities.

 Utilize Leverage Prudently.

   The relative stability of the mid-scale and upscale segment of the limited service lodging industry allows us to increase returns to our shareholders through the prudent application of leverage. Our debt policy is to limit consolidated indebtedness to less than 67% of the fair market values for the hotels in which we invest. We may employ a higher amount of leverage at a specific hotel to achieve a desired return when warranted by that hotel's historical operating performance and may use modestly greater leverage across our portfolio if and when warranted by prevailing market conditions.

                                  RISK FACTORS

   You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our common shares. You should also consider the information contained in the section entitled "Rick Factors" beginning on page 3 of the accompanying prospectus and in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K, as amended, which was filed with the Securities and Exchange Commission on March 22, 2006 and is incorporated by reference into this prospectus supplement and the accompanying prospectus. For more information, see the section entitled, "Where You Can Find More Information" in this prospectus supplement.

WE MAY BE UNABLE TO INVEST THE NET PROCEEDS RAISED IN THIS OFFERING ON ACCEPTABLE TERMS OR AT ALL, WHICH WOULD HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    The portion of the net proceeds of this offering not used to repay indebtedness will be approximately $38.7 million, and will be available for future investments in hotel assets and for general corporate purposes. Until we identify hotel investments consistent with our investment criteria, we intend to invest that portion of the net proceeds of this offering in money market funds. We cannot assure you that we will be able to identify hotel investments that meet our investment criteria, that we will be successful in completing any investment we identify or that any investment we complete using the net proceeds of this offering will produce a return on our investment. Moreover, because we have not identified any future investments at the time of this offering, we will have broad authority to invest the net proceeds of this offering not used to repay indebtedness in any hotel investments that we may identify in the future.

OUR SHARE PRICE COULD BE VOLATILE AND COULD DECLINE, RESULTING IN A SUBSTANTIAL OR COMPLETE LOSS ON OUR SHAREHOLDERS' INVESTMENT.

   The stock markets, including the American Stock Exchange, which is the exchange on which we list our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares could be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including:

   o our operating performance and the performance of other similar companies;

   o actual or anticipated differences in our operating results;

   o changes in our revenues or earnings estimates or recommendations by securities analysts;

   o publication of research reports about us or our industry by securities analysts;

   o additions and departures of key personnel;

   o strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

   o the passage of legislation or other regulatory developments that adversely affect us or our industry;

   o speculation in the press or investment community;

   o actions by institutional shareholders;

   o changes in accounting principles;

   o terrorist acts; and

   o general market conditions, including factors unrelated to our performance.

   In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

FUTURE SALES OF OUR COMMON SHARES MAY DEPRESS THE PRICE OF OUR COMMON SHARES.

   We cannot predict whether future issuance of our common shares or the availability of shares for resale in the open market will decrease the market price per share of our common shares. Any sales of a substantial number in the public market, including upon the redemption of operating partnership units, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon completion of the offering, all common shares sold in the offering will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a
REIT).

   The exercise of the underwriters' over-allotment option, the redemption of operating partnership units for common shares, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees, the issuance of our common shares or operating partnership units in connection with property, portfolio or business acquisitions and other issuances of our common shares could have an adverse effect on the market price of the common shares, and the existence of operating partnership units, options and our common shares reserved for issuance as restricted shares of our common shares or upon redemption of operating partnership units or exercise of options may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of our common shares may be dilutive to existing shareholders.

                                USE OF PROCEEDS


   We estimate that the net proceeds to us from the sale of the 7,200,000 common shares offered hereby will be approximately $76.5 million, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately
$87.9 million.

   As required by the partnership agreement of our operating partnership, we will contribute all of the net proceeds to our operating partnership in exchange for additional partnership interests. Our operating partnership intends to use the net proceeds of this offering to repay indebtedness outstanding under our $100.0 million revolving credit line (which on a pro forma basis as of September 30, 2006 was approximately $37.8 million), a substantial portion of which was drawn to fund our purchase of the remaining two-thirds interest in our joint venture with CNL Hospitality Partners. Any remaining proceeds will be used to fund development loans, to make future investments, if any, in hotel assets and for general corporate purposes.

   Outstanding balances on our $100.0 million revolving credit line currently accrue interest at an annual rate equal to the Wall Street Journal prime rate less 0.75% per annum and must be repaid on or prior to December 31, 2008.

                DIVIDEND POLICY AND PRICE RANGE OF COMMON SHARES


   Our common shares began trading on theAmerican Stock Exchange on January 21, 1999 under the symbol "HT." As of December 4, 2006, the last reported closing price per common share on the American Stock Exchange was $11.43. The following table sets forth the high and low sales price per common share reported on the American Stock Exchange and the dividends paid on the common shares for each of the quarters indicated.


                                                                  PRICE RANGE     CASH DIVIDEND
                                                                 --------------   -------------
YEAR ENDED DECEMBER 31, 2006:                                    HIGH      LOW      PER SHARE
                                                                ------    -----   -------------
Fourth quarter (through December 4, 2006)...................    $11.99    $9.47       $    (1)
Third quarter...............................................     10.17     8.83        0.18
Second quarter..............................................      9.80     8.76        0.18
First quarter...............................................     10.00     8.89        0.18



YEAR ENDED DECEMBER 31, 2005:                                    HIGH      LOW      PER SHARE
                                                                ------    -----   -------------
Fourth quarter..............................................    $11.63    $8.00       $0.18
Third quarter...............................................     10.49     9.51        0.18
Second quarter..............................................     10.49     9.50        0.18
First quarter...............................................     12.11     9.21        0.18



YEAR ENDED DECEMBER 31, 2004:                                    HIGH      LOW      PER SHARE
                                                                ------    -----   -------------
Fourth quarter..............................................    $11.67    $8.81       $0.18
Third quarter...............................................     10.45     9.15        0.18
Second quarter..............................................     11.07     8.99        0.18
First quarter...............................................     11.75     9.84        0.18

---------------
(1) Not yet declared by our Board of Trustees as of the date of this prospectus supplement.

   We intend to continue to distribute to our shareholders each year on a quarterly basis sufficient amounts of our net taxable income to avoid paying corporate income tax and excise tax on our earnings (other than the earnings of our TRSs, which are subject to tax at regular corporate rates) and to maintain our qualification as a REIT under the Code. See "Additional Federal Income Tax Considerations" in this prospectus supplement and "Federal Income Tax Consequences of Our Status as a REIT" in the accompanying prospectus.

   The actual amounts, timing and frequency of our distributions will be at the discretion of our Board of Trustees and will depend on our actual results of operations and actual cash flow, as well as projected future cash needs, and other factors that our Board of Trustees may deem relevant.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2006:

     (1)  on an actual basis;

     (2) on a pro forma basis to give effect to the dispositions that occurred since September 30, 2006 as described above under "The Company -- Recent Developments"; and

     (3) on a pro forma basis to give effect to the transactions described under (2) above, the sale of the common shares in this offering and the use of the net proceeds from this offering.

   The information set forth below should be read in conjunction with the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.


                                                                                                    AS OF SEPTEMBER 30, 2006
                                                                                            ---------------------------------------
                                                                                                                       COMMON STOCK
                                                                                                                         OFFERING
                                                                                                        DISPOSITIONS     PRO FORMA
                                                                                             ACTUAL      PRO FORMA      AS ADJUSTED
                                                                                            --------    ------------   ------------
                                                                                                     (DOLLARS IN THOUSANDS)
Cash....................................................................................    $ 16,273      $ 22,079       $ 60,719
Debt:
 Lines of credit........................................................................      37,768        37,768             --
 Mortgages payable......................................................................     449,808       449,808        449,808
 Capital lease payable..................................................................         656           656            656
 Liabilities Related to Hotel Assets Held for Sale......................................      10,201         1,898          1,898
                                                                                            --------      --------       --------
Total debt..............................................................................     498,433       490,130        452,362
Minority interest (1)...................................................................      32,660        32,660         29,290
Shareholders' equity (2):
Preferred shares, $0.01 par value, 10,000,000 shares authorized, 2,400,000 Series A
  Preferred Shares issued and outstanding ($60,000,000 aggregate liquidation preference)          24            24             24
Class A common shares, $0.01 par value, 50,000,000 shares authorized, 32,391,287 shares
  issued and outstanding, 39,591,287 shares issued and outstanding, as adjusted.........         324           324            396
Class B common shares, $0.01 par value, 50,000,000 shares authorized, no shares issued
  and outstanding.......................................................................          --            --             --
Other Comprehensive Income..............................................................         356           356            356
Additional paid-in capital (1)..........................................................     290,801       290,801        370,557
Distributions in excess.................................................................     (41,835)      (41,835)       (41,835)
                                                                                            --------      --------       --------
Total shareholders' equity..............................................................    $249,670      $249,670       $329,498
                                                                                            --------      --------       --------
Total capitalization....................................................................    $780,763      $772,460       $811,150
                                                                                            ========      ========       ========

---------------
(1) On a pro forma basis, includes a $3.4 million adjustment to decrease minority interest and increase additional paid-in capital which results from the accounting treatment for the contribution of the net proceeds of this offering to our operating partnership.

(2) Does not include:

    o 1,080,000 common shares that may be issued by us upon exercise of the underwriters' over-allotment option; and

    o 3,835,586 common shares issuable upon redemption of outstanding limited partnership units in our operating partnership owned by management, trustees and other contributors or properties to our operating partnership, which units are currently redeemable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

   The following discussion and analysis should be read in connection with our financial statements as of and for the three and nine month periods ending September 30, 2006 and other information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2006.

   All statements contained in this section that are not historical facts are based on current expectations. Words such as "believes", "expects", "anticipates", "intends", "plans" and "estimates" and variations of such words and similar words also identify forward-looking statements. Our actual results may differ materially, including the following: economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company's filings with the Securities and Exchange Commission. We caution you not to place undue reliance on any such forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, subsequent events or any other circumstances.

GENERAL

   As of September 30, 2006, we owned interests in 63 hotels in the eastern United States including 18 hotels owned through joint ventures. For purposes of the REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels. In 2001, the REIT rules were modified, allowing a hotel REIT to lease its hotels to a taxable REIT subsidiary, or TRS, provided that the TRS engages an eligible independent contractor to manage the hotels. Accordingly, as of September 30, 2006, we have leased 44 of our hotels to a wholly-owned TRS, which pays qualifying rent, and the TRS has entered into management contracts with HHMLP with respect to those hotels. We intend to lease all newly acquired hotels to a TRS. As of September 30, 2006, we also owned interests in 18 hotels through joint ventures and those hotels are leased to TRSs that are wholly owned by those joint ventures or to entities that are owned jointly by our TRS Lessee and our partners in the joint venture. The hotels owned by the joint ventures are managed, pursuant to the terms of certain management agreements, by HHMLP or management companies affiliated with our joint venture partners. As all of our hotels have been leased to the TRS Lessee or a joint venture TRS, we are participating more directly in the operating performance of our hotels. The TRSs directly receive all revenue from, and are required to fund all expenses relating to, hotel operations. The TRSs are also subject to income tax on their earnings.

OPERATING RESULTS

   The following table outlines operating results for the Company's portfolio of wholly owned hotels and those owned through joint venture interests that are consolidated in our financial statements for the three and nine months ended September 30, 2006 and 2005.

CONSOLIDATED HOTELS:


                                                           THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                             SEPTEMBER 30,                               SEPTEMBER 30,
                                                ---------------------------------------    ----------------------------------------
                                                    2006          2005       % VARIANCE        2006           2005       % VARIANCE
                                                -----------    -----------   ----------    ------------    -----------   ----------
Rooms Available .............................       407,923        263,120                    1,142,861        662,539
Rooms Occupied ..............................       326,215        205,532                      855,139        480,950
Occupancy ...................................         79.97%         78.11%      2.4%             74.82%         72.59%      3.1%
Average Daily Rate (ADR) ....................   $    117.94    $    109.56       7.6%      $     111.53    $    102.58       8.7%
Revenue Per Available Room (RevPAR) .........   $     94.31    $     85.58      10.2%      $      83.45    $     74.47      12.1%
Room Revenues ...............................   $38,472,206    $22,518,441                 $ 95,369,544    $49,336,823
Food & Beverage .............................   $ 1,307,143    $ 1,431,254                 $  5,181,254    $ 4,126,026
Other Revenues ..............................   $   953,264    $   623,209                 $  2,265,805    $ 1,180,365
                                                -----------    -----------                 ------------    -----------
Total Revenues ..............................   $40,732,634    $24,572,904                 $102,816,603    $54,643,214
Discontinued Assets .........................   $ 1,493,055    $ 2,049,003                 $  5,042,370    $ 7,689,981


   The following table outlines operating results for the three and nine months ended September 30, 2006 and 2005 for hotels we own through an unconsolidated joint venture interest. These operating results reflect 100% of the operating results of the property including our interest and the interests of our joint venture partners and minority interests.

UNCONSOLIDATED JOINT VENTURES:


                                                             THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                                SEPTEMBER 30,                             SEPTEMBER 30,
                                                   --------------------------------------    --------------------------------------
                                                       2006          2005       %VARIANCE        2006          2005       %VARIANCE
                                                   -----------    -----------   ---------    -----------    -----------   ---------
Rooms Available ................................       234,603         97,193                    657,828        173,937
Rooms Occupied .................................       171,119         77,300                    471,279        138,552
Occupancy ......................................         72.94%         79.53%     -8.3%           71.64%         79.66%    -10.1%
Average Daily Rate (ADR) .......................   $    137.36    $    129.59       6.0%     $    132.79    $    130.68       1.6%
Revenue Per Available Room (RevPAR) ............   $    100.19    $    103.07      -2.8%     $     95.13    $    104.10      -8.6%
Room Revenues ..................................   $23,505,484    $10,017,401                $62,579,820    $18,106,640
Food & Beverage ................................   $ 4,941,637    $ 1,754,363                $15,927,400    $ 2,360,671
Other Revenues .................................   $ 1,932,007    $   765,795                $ 5,550,315    $   919,682
                                                   -----------    -----------                -----------    -----------
Total Revenues .................................   $30,379,128    $12,537,560                $84,057,535    $21,386,993


   The following table outlines operating results for the three and nine months ended September 30, 2006 and 2005 for our entire portfolio of hotels, which includes wholly owned hotels, hotels we own through joint venture interests that are consolidated in our financial statements, and hotels we own through an unconsolidated joint venture interest. These operating results reflect 100% of the operating results of the property including our interest and the interests of our joint venture partners and minority interests.

ALL HOTELS (INCLUDES CONSOLIDATED HOTELS AND UNCONSOLIDATED JOINT VENTURE
ASSETS):


                                                           THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                             SEPTEMBER 30,                               SEPTEMBER 30,
                                                ---------------------------------------    ----------------------------------------
                                                    2006          2005       % VARIANCE        2006           2005       % VARIANCE
                                                -----------    -----------   ----------    ------------    -----------   ----------
Rooms Available .............................       642,526        360,313                    1,800,689        836,476
Rooms Occupied ..............................       497,334        282,832                    1,326,418        619,502
Occupancy ...................................         77.40%         78.50%     -1.4%             73.66%         74.06%     -0.5%
Average Daily Rate (ADR) ....................   $    124.62    $    115.04       8.3%      $     119.20    $    108.90       9.5%
Revenue Per Available Room (RevPAR) .........   $     96.46    $     90.30       6.8%      $      87.80    $     80.65       8.9%
Room Revenues ...............................   $61,977,690    $32,535,842                 $157,949,364    $67,443,463
Food & Beverage .............................   $ 6,248,780    $ 3,185,616                 $ 21,108,654    $ 6,486,697
Other Revenues ..............................   $ 2,885,271    $ 1,389,004                 $  7,816,120    $ 2,100,047
                                                -----------    -----------                 ------------    -----------
Total Revenues ..............................   $71,111,741    $37,110,462                 $186,874,138    $76,030,207
Discontinued Assets .........................   $ 1,493,055    $ 2,049,003                 $  5,042,370    $ 7,689,981


COMPARISON OF THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2006 TO SEPTEMBER 30, 2005 (IN THOUSANDS, EXCEPT PER SHARE DATA).

   REVENUE

   Our total revenues for the three month period ended September 30, 2006 consisted of hotel operating revenues for hotels leased to our wholly owned TRS, 44 New England, and hotels owned through joint venture interests which are consolidated in our financial statements. Our total revenues were approximately $41,278 representing an increase of $16,705 or 67.98% compared to total revenues of $24,573 for the three month period ended September 30, 2005. The increase in revenues is primarily attributable to the acquisitions consummated since the comparable period in 2005 and improved performance at certain of our hotels. Since September 30, 2005, the Company has acquired interests in the following eighteen hotels:


BRAND
-----                                      LOCATION          ROOMS    ACQUISITION DATE
                                       --------------------    -----   ------------------
Hampton Inn........................    Chelsea/New York, NY     144    September 29, 2006
Courtyard..........................    Alexandria               203    September 29, 2006
Hampton Inn........................    Farmingville, NY         161     September 6, 2006
Holiday Inn Express................    Hauppauge, NY            133     September 1, 2006
Residence Inn......................    Norwood, MA               96       July 27, 2006
Holiday Inn Express................    Cambridge, MA            112        May 3, 2006
Residence Inn......................    North Dartmouth, MA       96        May 1, 2006
Comfort Inn........................    North Dartmouth, MA       84        May 1, 2006
Hawthorne Suites...................    Franklin, MA             100      April 25, 2006
Hilton Garden Inn..................    JFK Airport, NY          188     February 16, 2006
Hampton Inn........................    Philadelphia, PA         250     February 15, 2006
Residence Inn......................    Tysons Corner, VA         96     February 2, 2006
Courtyard..........................    Scranton, PA             120     February 1, 2006
Courtyard..........................    Langhorne, PA            118      January 3, 2006
Fairfield Inn......................    Mt. Laurel, NJ           118      January 3, 2006
Fairfield Inn......................    Bethlehem, PA            103      January 3, 2006
Residence Inn......................    Williamsburg, VA         108     November 22, 2005
Springhill Suites..................    Williamsburg, VA         120     November 22, 2005


   Revenues for all eighteen hotels were recorded from the date of acquisition as Hotel Operating Revenues. As of July 1, 2006, we entered into an agreement to lease the Holiday Inn Conference Center to an unrelated third party. Revenues from the operation of this property were included in Hotel Operating Revenues in the three months ended September 30, 2005. For the three months ended September 30, 2006, only Hotel Lease Revenue is included in Total Revenues.

   During the nine months ended September 30, 2006, we acquired two parcels of land which are being leased to hotel developers. The leases are fixed rate triple net leases. During the three months ended September 30, 2006, we earned $408 from these leases, which is included in total revenues.

   The income from our unconsolidated joint ventures is accounted for utilizing the equity method of accounting, and our portion of the net income from the 15 hotels in these joint ventures is recorded as "Income from Unconsolidated
Joint Venture Investments" in our Statement of Operations. Our joint venture agreements contain provisions that define the cash distributions and liquidating distributions and income is allocated to us consistent with those provisions. Income from unconsolidated joint venture investments increased $1,251 from $522 for the three months ended September 30, 2005 to $1,773 for the three months ended September 30, 2006. Since September 30, 2005, we have acquired unconsolidated joint venture interests in the following properties:


                                                                                                        HERSHA
                                                                                                       PREFERRED
                                                                                          OWNERSHIP     EQUITY
           JOINT VENTURE                      BRAND                 NAME         ROOMS        %         RETURN     ACQUISITION DATE
 -----------------------------------   -------------------    ----------------   -----    ---------    ---------   ----------------
PRA Suites at Glastonbury, LLC .....   Homewood Suites        Glastonbury, CT     136        40.0%       10.00%      June 15, 2006
Mystic Partners, LLC ...............   Marriott               Hartford, CT        409        15.0%        8.50%    February 8, 2006
SB Partners, LLC ...................   Holiday Inn Express    South Boston, MA    118        50.0%       10.00%     October 7, 2005
Mystic Partners, LLC ...............   Hilton                 Hartford, CT        393         8.8%        8.50%     October 6, 2005


   Further, the third quarter of 2006 included income from unconsolidated joint ventures for a full quarter related to the following seven hotels that were purchased during the three months ended September 30, 2005:


                                                                                                      HERSHA
                                                                                                     PREFERRED
                                                                                        OWNERSHIP     EQUITY
            JOINT VENTURE                     BRAND               NAME         ROOMS        %         RETURN      ACQUISITION DATE
 ------------------------------------   -----------------    ---------------   -----    ---------    ---------   ------------------
Mystic Partners, LLC ................   Marriott             Mystic, CT         285        66.7%       8.50%       August 9, 2005
Mystic Partners, LLC ................   Courtyard            Norwich, CT        144        66.7%       8.50%       August 9, 2005
Mystic Partners, LLC ................   Courtyard            Warwick, RI         92        66.7%       8.50%       August 9, 2005
Mystic Partners, LLC ................   Residence Inn        Danbury, CT         78        66.7%       8.50%       August 9, 2005
Mystic Partners, LLC ................   Residence Inn        Southington, CT     94        44.7%       8.50%       August 9, 2005
Mystic Partners, LLC ................   Springhill Suites    Waterford, CT       80        66.7%       8.50%       August 9, 2005
Mystic Partners, LLC ................   Residence Inn        Mystic, CT         133        66.7%       8.50%     September 15, 2005


   For the three months ended September 30, 2006, interest income increased $287 compared to the same period in 2005. This increase was a result of an increase in development loans outstanding with unrelated parties. Interest Income -- Development Loans for the three months ended September 30, 2006 decreased $324 from $1,163 for the three months ended September 30, 2005 to $839 during the same period in 2006, due primarily to a decrease in the average balance development loans receivable to related parties during the period. Other revenue increased approximately $107 for the three months ended September 30, 2006 compared to the same period in 2005 as a result of fees earned for asset management services provided to properties owned by some of our unconsolidated joint ventures.

   EXPENSES

   Total hotel operating expenses increased 61.2% to approximately $22,627 for the three month period ended September 30, 2006 from $14,034 for the three month period ended September 30, 2005. Consistent with the increase in hotel operating revenues, hotel operating expenses increased primarily due to the acquisitions consummated since the comparable period in 2005 as mentioned above. The acquisitions also resulted in an increase in depreciation and amortization from $2,853 for the three months ended September 30, 2005 to $5,256 for the three months ended September 30, 2006. Similarly, real estate and personal property tax and property insurance increased $519, or 45.0%, in the three months ended September 30, 2006 when compared to the same period in 2005.

   General and administrative expense increased by approximately $254 from $1,096 in 2005 to $1,350 in 2006. General and administrative expenses increased primarily due to higher compensation expense related to our increase in asset management and accounting staff. This increase in cost has been partially offset by the reduction in initial costs related to establishing our process to evaluate internal controls that were incurred during the three months ended
September 30, 2005.

   NET INCOME

   Net income applicable to common shareholders for the three month period ended September 30, 2006 was approximately $4,580 compared to net income applicable to common shareholders of $1,741 for the same period in 2005.

   Operating income for the three months ended September 30, 2006 was $10,151 compared to operating income of $5,329 during the same period in 2005. The $4,822, or 90.5%, increase in operating income resulted from improved performance of our portfolio and acquisitions that have increased the scale of our operations enabling us to leverage the absorption of administrative costs.

   The increase in our operating income was partially offset by increases in interest expense, which increased $2,681 from $4,284 for the three months ended September 30, 2005 to $6,965 for the three months ended September 30, 2006. The increase in interest expense is the result of mortgages placed on newly acquired properties.

   Net income applicable to common shareholders was also negatively impacted by a full quarter of preferred dividends resulting from our issuance of 8.0% Series A cumulative redeemable preferred shares in the third quarter of 2005. Preferred dividends for the full three months ended September 30, 2006 were $1,200 versus $720 for the three months ended September 30, 2005.

   Included in net income applicable to common shareholders for the three months ended September 30, 2006 is $179 income from discontinued operations compared to $176 loss during the same period in 2005. Discontinued operations results from the operations of hotel properties that we have sold and the hotel properties we have committed to sell.

COMPARISON OF THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2006 TO SEPTEMBER 30, 2005.

   REVENUE

   Our total revenues for the nine month period ended September 30, 2006 consisted of hotel operating revenues for hotels leased to our wholly owned TRS, 44 New England, and hotels owned through joint venture interests which are consolidated in our financial statements. Our total revenues for the nine month period ended September 30, 2006 also included hotel lease revenue for the lease of the Holiday Inn Conference Center, New Cumberland, Pennsylvania which was leased to unrelated third party beginning on July 1, 2006. Our total revenues were approximately $103,362 representing an increase of $48,719 or 89.2% compared to total revenues of $54,643 for the nine month period ended September 30, 2005. The increase in revenues is primarily attributable to the acquisitions consummated since the comparable period in 2005 and improved performance at certain of our hotels. As noted above, we have acquired interests in eighteen hotels since September 30, 2005. Revenues for all eighteen hotels were recorded from the date of acquisition as Hotel Operating Revenues. Further, hotel operating revenue for the nine months ended
September 30, 2006 included revenues for a full nine months related to three hotels that were purchased in June 2005, three hotels that were purchased in May 2005, one hotel that was purchased in April 2005 and one hotel that was purchased in January of 2005.

   During the nine months ended September 30, 2006, we acquired two parcels of land which are being leased to hotel developers. The leases are fixed rate triple net leases. During the nine months ended September 30, 2006, we earned $408 from these leases, which is included in total revenues.

   Income from unconsolidated joint venture investments increased $582 from $850 for the nine months ended September 30, 2005 to $1,432 for the nine months ended September 30, 2006. Since September 30, 2005, we have acquired unconsolidated joint venture interests in four properties.

   For the nine months ended September 30, 2006, interest income increased $666 compared to the same period in 2005. This increase was the result of an increase in development loans outstanding with unrelated parties, interest earned on proceeds from the offering of our common stock, which was completed in the second quarter of 2006, and an increase in interest income on our escrow deposits. Interest Income - Development Loans for the nine months ended September 30, 2006 decreased $1,512 from $3,074 for the nine months ended September 30, 2005 to $1,562 during the same period in 2006, due primarily to a decrease in the average balance of development loans receivable during the period.

   Other revenue increased approximately $352 for the nine months ended September 30, 2006 compared to the same period in 2005 as a result of fees earned for asset management services provided to hotels owned by some of our unconsolidated joint ventures.

   EXPENSES

   Total hotel operating expenses increased 81.8% to approximately $59,977 for the nine months ended September 30, 2006 from $32,987 for the nine month period ended September 30, 2005. Consistent with the increase in hotel operating revenues, hotel operating expenses increased primarily due to the acquisitions consummated since the comparable period in 2005 as mentioned above. The acquisitions also resulted in an increase in depreciation and amortization from $6,605 for the nine months ended September 30, 2005 to $13,661 for the nine months ended September 30, 2006. Similarly, real estate and personal property tax and property insurance increased $1,855, or 67.1%, in the nine months ended September 30, 2006 when compared to the same period in 2005.

   General and administrative expense increased by approximately $1,117 from $3,209 in 2005 to $4,326 in 2006. General and administrative expenses increased primarily due to higher compensation expense related to our increase in asset management and accounting staff. This increase in cost has been partially offset by the reduction in initial costs related to establishing our process to evaluate internal controls that were incurred during the three months ended September 30, 2005.

   NET INCOME

   Net income applicable to common shareholders for the nine months ended September 30, 2006 was approximately $1,672 compared to net income applicable to common shareholders of $4,515 for the same period in 2005.

   Operating income for the nine months ended September 30, 2006 was $20,179 compared to operating income of $8,753 during the same period in 2005. The $11,426, or 130.5%, increase in operating income resulted from improved performance of our portfolio and acquisitions that have increased the scale of our operations enabling us to leverage the absorption of administrative costs.

   The increase in our operating income was partially offset by increases in interest expense, which increased $9,963 from $8,543 for the nine months ended September 30, 2005 to $18,506 for the nine months ended September 30, 2006. The increase in interest expense is the result of our issuance of $51,548 of notes payable in the second quarter of 2005 and mortgages placed on newly acquired properties. Also in the nine months ended September 30, 2006, we refinanced $56,125 in variable rate debt, replacing it with $62,800 fixed rate debt, and replaced our line of credit with an increased credit facility. As a result of terminating the variable rate debt and line of credit, we incurred $1,163 in debt extinguishment expense due to early termination fees and to write-off deferred loan costs associated with the retired debt and credit facility.

   Net income applicable to common shareholders was also negatively impacted by $3,600 in preferred dividends resulting from our issuance of 8.0% Series A cumulative redeemable preferred shares in the third quarter of 2005, compared to $720 in preferred dividends for the same period in 2005.

   Included in net income applicable to common shareholders for the nine months ended September 30, 2006 is $300 income from discontinued operations compared to a $171 loss during the same period in 2005. Discontinued operations results from the operations of two properties that were sold in June of 2005 and April 2006 and the hotel properties we have committed to sell. Also included in net income applicable to common shareholders for the nine months ended
September 30, 2006 is a gain of $436 resulting from the sale of the Holiday
Inn Express in Hartford, CT which had been held for sale. Included in net income applicable to common shareholders for the nine months ended
September 30, 2005 is a gain of $1,161 resulting from the sale of Doubletree Club, Jamaica, NY and the Holiday Inn Express, Hunters Point, NY.

   LIQUIDITY AND CAPITAL RESOURCES

   We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our line of credit. We believe that the net cash provided by operations will be adequate to fund the Company's operating requirements, debt service and the payment of dividends in accordance with REIT requirements of the federal income tax laws. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of hotel properties, the issuance of units of operating partnership interest in our operating partnership subsidiary.

   In the second quarter of 2005, HHLP issued two junior subordinated notes payable in the aggregate amount of $51,548 to the Hersha Statutory Trusts, pursuant to indenture agreements. The $25,774 note issued to Hersha Statutory Trust I will mature on June 30, 2035, but may be redeemed at HHLP's option, in whole or in part, beginning on June 30, 2010 in accordance with the provisions of the indenture agreement. The $25,774 note issued to Hersha Statutory Trust II will mature on July 30, 2035, but may be redeemed at our option, in whole or in part, beginning on July 30, 2010 in accordance with the provisions of the indenture agreement. The note issued to Hersha Statutory Trust I bears interest at a fixed rate of 7.34% per annum through June 30, 2010 and the note issued to Hersha Statutory Trust II bears interest at a fixed rate of 7.173% per annum through July 30, 2010. Subsequent to June 30, 2010 for notes issued to Hersha Statutory Trust I and July 30, 2010 for notes issued to Hersha Statutory Trust II holders, the notes bear interest at a variable rate of LIBOR plus 3.0% pre annum. Interest expense on the notes in the amount of $940 and $935 was recorded during the three months ended September 30, 2006 and 2005, respectively, and $2,810 and $1,336 for the nine months ended
September 30, 2006 and 2005, respectively.

   On August 5, 2005, we completed a public offering of 2,400,000 of 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share. Net proceeds of the offering, less expenses and underwriters commissions, were approximately $57,750. Proceeds from the offering were used to finance the acquisition of the Company's interests in Mystic Partners, LLC ("Mystic") and SB Partners, LLC ("SB Partners"). The remaining net proceeds have been principally allocated to fund secured development loans and for general corporate purposes.

   On April 28, 2006, we completed a public offering of 6,520,000 common shares at $9.00 per share. On May 9, 2006, the underwriter exercised its over-allotment option with respect to this offering, and we issued an additional 977,500 common shares at $9.00 per share. Proceeds to the Company, net of underwriting discounts and commissions and expenses, were approximately $63,400. Immediately upon closing the offering, the Company contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. Of the net offering proceeds, approximately $30,000 was used to repay indebtedness and approximately $19,500 was used to fund property acquisitions.

   On September 19, 2006, we completed a public offering of 3,775,000 common shares at $9.75 per share. On September 28, 2006, the underwriter exercised its over-allotment option with respect to this offering, and we issued an additional 566,250 common shares at $9.75 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $39,960. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. The net offering proceeds were used to repay indebtedness.

   On January 17, 2006, we entered into a revolving credit loan and security agreement with Commerce Bank, N.A. with a maximum amount of $60,000. On
July 28, 2006, we amended our Commerce Line of Credit to increase the maximum borrowing amount from $60,000 to $85,000 (in certain conditions to $100,000) and modified the interest rate terms to the option of either the bank's prime rate of interest minus 0.75% or LIBOR available for the periods of 1,2,3, or 6 months plus 2.00%. On September 26, 2006, we amended our Commerce Line of Credit to increase the maximum borrowing amount from $85,000 to $100,000 and added an affiliate of Raymond James & Associates, Inc. as a lender under the line of credit.

   The line of credit is collateralized by a first lien-security interest in all existing and future assets of HHLP, and title-insured, first-lien mortgages on the Holiday Inn Express, Harrisburg, PA, the Mainstay Suites and Sleep Inn, King of Prussia, PA, the Fairfield Inn, Laurel, MD, the Hampton Inn, Philadelphia, PA, the Residence Inn, Norwood, MA and collateral assignment of all hotel management contracts from which HHLP or its affiliates derive revenue. The line of credit includes certain financial covenants and requires that we maintain (1) a minimum tangible net worth of $110.0 million;
(2) a maximum accounts and other receivables from affiliates of $75.0 million; and (3) certain financial ratios. The Company is in compliance with each of these covenants as of September 30, 2006. The line of credit replaced a line of credit with Sovereign Bank and expires on December 31, 2008. This revolving credit loan replaced both the secured and unsecured lines of credit that we previously maintained. As a result of the termination of the Sovereign Bank Line of Credit, we expensed $255 in unamortized deferred costs related to the origination of the Sovereign Bank Line of Credit.

   In the second quarter of 2006, we refinanced $56,125 in variable rate debt, replacing it with $62,800 fixed rate debt.

   We intend to invest in additional hotels only as suitable opportunities arise and adequate sources of financing are available. Our bylaws require the approval of a majority of our Board of Trustees, including a majority of the independent trustees, to acquire any additional hotel in which one of our trustees or officers, or any of their affiliates, has an interest (other than solely as a result of his status as our trustee, officer or shareholder). We expect that future investments in hotels will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common shares, issuances of operating partnership units or other securities or borrowings. We make available to the TRS of our hotels 4% (6% for full service properties) of gross revenues per quarter, on a cumulative basis, for periodic replacement or refurbishment of furniture, fixtures and equipment at each of our hotels. We believe that a 4% (6% for full service hotels) reserve is a prudent estimate for future capital expenditure requirements. We intend to spend amounts in excess of the obligated amounts if necessary to comply with the reasonable requirements of any franchise license under which any of our hotels operate and otherwise to the extent we deem such expenditures to be in our best interests. We are also obligated to fund the cost of certain capital improvements to our hotels. We will use undistributed cash or borrowings under credit facilities to pay for the cost of capital improvements and any furniture, fixture and equipment requirements in excess of the set aside referenced above.

   CASH FLOW ANALYSIS

   Net cash provided by operating activities for the nine months ended September 30, 2006 and 2005 was $18,019 and $3,790 respectively. The increase in net cash provided by operating activities was primarily the result of an increase in the number of hotels owned and operated over the same period in 2005. Also, operating cash distributions from unconsolidated joint ventures of $1,834 were received during the nine months ended September 30, 2006.

   Net cash used in investing activities forthe nine months ended September 30, 2006 and 2005 increased $39,834 from $191,373 in the nine months ended September 30, 2005 compared to $231,307 for the nine months ended September 30, 2006. Net cash used for the purchase of hotel properties and advances and capital contributions for unconsolidated joint ventures increased $53,086 in the nine months ended September 30, 2006 over the same period in 2005. In addition, capital expenditures increased $5,966 as part of our on going acquisition and renovation programs. These uses of cash were partially offset by a decrease in advances of development loans receivable, net of repayments, of $16,753.

   Net cash provided by financing activities for the nine months ended September 30, 2006 was $220,781 compared to cash provided by financing activities of $186,444 for the nine month period ended September 30, 2005. This was, in part the result of $103,357 in net proceeds from our offerings of common stock in the second and third quarters of 2006, compared to proceeds of $57,855 from our offering of preferred stock during the nine months ended September 30, 2005. Also, net borrowings under our line of credit were $37,768 during the nine months ended September 30, 2006, compared to net of repayments under our line of credit of $888 during the same period in 2005. The increase in net cash provided by financing activities for the nine months ended September 30, 2006 was partially offset by a decrease in net proceeds from mortgages and notes payable of $55,702 in 2006 when compared to net proceeds from mortgages and notes payable in

2005. In the second quarter of 2005, the company entered into $51,548 of notes payable with Hersha Statutory Trust I and Hersha Statutory Trust II. Also, dividends paid of $3,600 were paid in the nine months ended September 30, 2006 compared to $720 during the same period in 2005 due to the issuance of preferred shares in the third quarter of 2005.

FUNDS FROM OPERATIONS

   The National Association of Real Estate Investment Trusts ("NAREIT") developed Funds from Operations ("FFO") as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

   The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

   FFO does not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha's performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO to be a meaningful, additional measure of operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

   The following table reconciles FFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods.

 (in thousands, except share data)


                                                           THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                 ---------------------------------------    ---------------------------------------
                                                SEPTEMBER 30, 2006    SEPTEMBER 30, 2005    SEPTEMBER 30, 2006   SEPTEMBER 30, 2005
                                                ------------------    ------------------    ------------------   ------------------
Net income applicable to common shares ......       $     4,580           $     1,741          $     1,672           $     4,515
 Income allocated to minority interest ......               868                   370                  543                   526
 Income (loss) of discontinued operations
   allocated to minority interest............                24                   (24)                  42                   (24)
 (Income) from unconsolidated joint ventures             (1,773)                 (522)              (1,432)                 (850)
 (Gain) on sale of assets ...................                --                    --                 (436)               (1,161)
 Depreciation and amortization ..............             5,256                 3,153               13,920                 7,527
 FFO related to the minority interests in
   consolidated joint ventures (1)...........              (154)                  (81)                (324)                 (296)
                                                    -----------           -----------          -----------           -----------
FUNDS FROM CONSOLIDATED HOTEL OPERATIONS
  APPLICABLE TO COMMON SHARES AND PARTNERSHIP
  UNITS......................................             8,801                 4,637               13,985                10,237
Income from Unconsolidated Joint Ventures ...             1,773                   522                1,432                   850
 Depreciation and amortization of purchase
   price in excess of historical cost (2)....               448                   159                1,369                   159
 Interest in depreciation and amortization
   of unconsolidated joint ventures (3)......             1,202                 1,502                3,775                 2,018
                                                    -----------           -----------          -----------           -----------
FUNDS FROM UNCONSOLIDATED JOINT VENTURES
  OPERATIONS APPLICABLE TO COMMON SHARES AND
  PARTNERSHIP UNITS..........................             3,423                 2,183                6,576                 3,027
                                                    -----------           -----------          -----------           -----------
FUNDS FROM OPERATIONS APPLICABLE TO COMMON
  SHARES AND PARTNERSHIP UNITS...............       $    12,224           $     6,820          $    20,561           $    13,264
                                                    ===========           ===========          ===========           ===========
Weighted Average Common Shares and Units
  Outstanding
 Basic ......................................        32,137,978            23,136,264           28,219,775            23,135,164
 Diluted ....................................        32,280,728            23,207,264           28,322,839            23,166,893

---------------
(1) Adjustment made to deduct FFO related to the minority interest in our consolidated joint ventures. Represents the portion of net income and depreciation allocated to our joint venture partners.
(2) Adjustment made to add depreciation of purchase price in excess of historical cost of the assets in the unconsolidated joint venture at the time of our investment.
(3) Adjustment made to add our interest in real estate related depreciation and amortization of our unconsolidated joint ventures. Allocation of depreciation and amortization is consistent with allocation of income and loss.

   FFO was $12,224 for the three month period ended September 30, 2006, which was an increase of $5,404, over FFO in the comparable period in 2005, which was $6,820. FFO was $20,561 for the nine month period ended September 30, 2006, which was an increase of $7,297, over FFO in the comparable period in 2005, which was $13,264. The increase in FFO was primarily a result of a strengthened economy; the benefits of acquiring assets and interests in joint ventures since September 30, 2005; continued stabilization and maturation of the existing portfolio; an increase in business travel and continued attention to the average daily rate.

   FFO was negatively impacted by increases in our interest expense and dividends paid to our preferred shareholders and debt extinguishment charges incurred during the period ended September 30, 2006.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

   Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

   On an on-going basis, all estimates are evaluated by us, including those related to carrying value of investments in hotel properties. All estimates are based upon historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

   We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

REVENUE RECOGNITION

   We directly recognize revenue and expense for all consolidated hotels as "Hotel Operating Revenue" and "Hotel Operating Expense" when earned and incurred. Included in hotel operating revenues is primarily room revenues and revenue from other hotel operating departments. These revenues are recorded net of any sales or occupancy taxes collected from our guests. All revenues are recorded on an accrual basis, as earned. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs, as incurred.

STOCK COMPENSATION

   We apply Statement of Financial Accounting Standards No. 123R, "Share-Based Payments" (SFAS 123R) whereby we measure the cost of employee service received in exchange for an award of equity instruments based on the grant -date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

   Accounts receivable are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts. Our evaluation of the adequacy of the allowance for doubtful accounts is based on known or inherent credit risks, economic conditions in the markets our hotels operate, past experience, and other factors. This evaluation requires judgment and is inherently subjective. Deterioration in the quality of our hotel accounts receivable or other receivables could require us to record additional allowance.

DERIVATIVES

   The Company's objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. Interest rate caps designated as cash flow hedges limit the Company's exposure to increased cash payments due to increases in variable interest rates. During the three and nine months ended September 30, 2006, these derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.

   As of September 30, 2006, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.

INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

   The equity method of accounting is used for joint ventures in which we have the ability to exercise significant influence. Under the equity method, we recognize our share of net earnings or losses of the joint venture based on our ownership interest in the joint venture and our rights to distributions of the joint venture.

EVALUATION OF CONSOLIDATION CRITERIA FOR INVESTMENTS IN JOINT VENTURES AND OTHER CONTRACTUAL RELATIONSHIPS

   We evaluate our investments and contractual relationships to determine (a) if the investment or relationship is with a Variable Interest Entitie (VIE) and (b) if the entity is required to be consolidated with us in accordance with the Financial Accounting Standards Board issued FASB Interpretation
No. 46, ("FIN 46R") "Consolidation of Variable Interest Entities (VIE's), an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51)," as amended. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in any VIE through means other than voting rights, and accordingly, should include the VIE in its consolidated financial statements.

   In addition to other contractual relationships, our investments in development loans receivable and joint ventures are evaluated to determine whether they meet the guidelines of consolidation in accordance with FIN 46R:
Our examination consists of reviewing the sufficiency of equity at risk, controlling financial interests, voting rights, and the obligation to absorb expected losses and expected gains, including residual returns. The estimation of an entities expected future losses, expected gains, and residual returns requires significant judgment. We will continue to evaluate each of our investments and contractual relationships to determine if consolidation is required based upon the provisions of FIN 46R.

IMPAIRMENT OF LONG-LIVED ASSETS.

   We review the carrying value of each hotel property in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel property or if depreciation periods should be modified. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. We perform undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Hotel properties held for sale are presented at the lower of carrying amount or fair value less cost to sell.

   We would record an impairment charge if we believe an investment in hotel property has been impaired such that future undiscounted cash flows would not recover the book basis of the investment in the hotel property. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's carrying value, thereby possibly requiring an impairment charge in the future. We have reviewed each of our hotel properties at September 30, 2006 for impairment and, based on our estimate of each hotel's future undiscounted cash flows, determined that no impairment existed at any of our hotels.

INFLATION

   Operators of hotels in general possess the ability to adjust room rates. However, competitive pressures may limit the hotel operator's ability to raise room rates in the face of inflation.

SEASONALITY

   Our hotels' operations historically have been seasonal in nature, reflecting higher occupancy rates during the second and third quarters. This seasonality can be expected to cause fluctuations in our quarterly lease revenue to the extent that we receive percentage rent.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Our primary market risk exposure is to changes in interest rates on our variable rate Line of Credit and other floating rate debt. At September 30, 2006, we maintained a balance of $37,768 under our Line of Credit. The total floating rate mortgages payable of $38,188 had a current weighted average interest rate of 8.23%. The total fixed rate mortgages payable of $421,821 had a current weighted average interest rate of 6.47%.

   Our interest rate risk objectives are to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we manage our exposure to fluctuations in market interest rates for a portion of our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. We may enter into derivative financial instruments such as interest rate swaps or caps and treasury options or locks to mitigate our interest rate risk on a related financial instrument or to effectively lock the interest rate on a portion of our variable rate debt. Currently, we have one interest rate swap related to debt on the Four Points by Sheraton, Revere. We do not intend to enter into derivative or interest rate transactions for speculative purposes.

   Approximately 91.7% of our outstanding mortgages payable are subject to fixed rates, including the debt whose rate is fixed through a derivative instrument, while approximately 8.3% of our outstanding mortgages payable are subject to floating rates. The total weighted average interest rate on our debt and Line of Credit as of September 30, 2006 was approximately 6.67%. If the interest rate for our Line of Credit and other variable rate debt was 100 basis points higher or lower during the period ended September 30, 2006, our interest expense for the three month and nine month period ended September 30, 2006 would have been increased or decreased by approximately $144 and $478, respectively.

   As of September 30, 2006, mortgages and notes payable and liabilities related to hotel assets held for sale included fixed-rate debt, with a carrying value of approximately $421.8 million. Changes in market interest rates on our fixed-rate debt impact the fair value of the debt, but it has no impact on interest incurred for cash flow. If interest rates raise 100 basis points and our fixed rate debt balance remains constant, we expect the fair value of our debt to decrease, the same way the price of a bond declines as interest rates rise. The sensitivity analysis related to our fixed-rate debt assumes an immediate 100 basis point move in interest rates from their September 30, 2006 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in the fair value of our fixed-rate debt approximating $380 million, and a 100 basis point decrease in market interest rates would result in the fair value of our fixed-rate debt approximating $470 million.

   We regularly review interest rate exposure on our outstanding borrowings in an effort to minimize the risk of interest rate fluctuations. For debt obligations outstanding at September 30, 2006, the following table presents expected principal repayments and related weighted average interest rates by expected maturity dates (in thousands):


                                                            2006     2007      2008       2009       2010     THEREAFTER     TOTAL
Fixed Rate Debt.........................................    $ 820   $6,043    $21,713   $29,851    $29,388     $334,007    $421,822
Average Interest Rate...................................     6.47%    6.45%      6.46%     6.45%      6.28%        6.28%       6.40%
Floating Rate Debt......................................    $ 144   $  593    $13,873   $ 8,596    $12,366     $  2,615    $ 38,187
Average Interest Rate...................................     8.24%    8.24%      7.83%     8.00%      8.00%        8.00%       8.05%


   The table incorporates only those exposures that existed as of September 30, 2006 and does not consider exposure or positions that could arise after that date. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the future period, prevailing interest rates, and our hedging strategies at that time.

   At September 30, 2006, the fair value of the interest rate swap was $41 and is included in other assets on the face of the consolidated balance sheets. At December 31, 2005, the fair value of the interest rate cap was $23 and is included in other assets and the fair value of the interest rate swap was $0. The change in net unrealized gains/losses was a loss of $122 and a gain of $167 for the three months ended September 30, 2006 and 2005, respectively, for derivatives designated as cash flow hedges and the change in net unrealized gains/losses was a loss of $87 and a gain of $267 for the nine months ended September 30, 2006 and 2005, respectively, for derivatives designed as cash flow hedges. Hedge ineffectiveness of $3 and $4 on cash flow hedges was recognized in unrealized gain/loss on derivatives during the three months ended September 30, 2006 and 2005, respectively. Hedge ineffectiveness of $10 and $11 on cash flow hedges was recognized in unrealized gain/loss on derivatives during the nine months ended September 30, 2006 and 2005, respectively. Hedge ineffectiveness is included in interest expense on the face of the consolidated statements of operations. On June 12, 2006, we terminated the interest rate cap due to the refinancing of the associated interest rate debt instrument to a fixed rate. We received $79 in cash and reclassified $58 in reduction to interest expense as a result of the termination of this cap.

                  ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS


   The following is a summary of certain federal income tax considerations with respect to the ownership of our common shares. For additional information, see "Federal Income Tax Consequences of Our Status as a REIT," beginning on page
32 of the accompanying prospectus.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

   As used herein, the term "U.S. shareholder" means a holder of our common shares that for U.S. federal income tax purposes is:

   o a citizen or resident of the United States;

   o a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

   o an estate whose income is subject to federal income taxation regardless of its source; or

   o any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

   If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

   As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends.

   Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for "qualified dividend income." Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will be 39.6% in 2011. Qualified dividend income generally includes dividends paid to most domestic non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our net taxable income distributed to our shareholders (see "Federal Income Tax Consequences of Our Status as a REIT -- Taxation of Our Company" in the accompanying prospectus), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary dividends to the extent attributable (i) to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

   A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "-- Capital Gains and Losses." A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

   We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

   To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder's common shares. Instead, such distribution will reduce the adjusted tax basis of such shares. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted tax basis in its common shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are capital assets in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

   Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of most domestic non-corporate investors). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF COMMON SHARES

   In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

   A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. However, the maximum tax rate on long-term capital gain applicable to most domestic non-corporate taxpayers is 15% (after December 31, 2010, the maximum rate is scheduled to increase to 20%). The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

   We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

   o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

   o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

   A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See "-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

   Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

   o the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

   o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust (see "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification" in the accompanying prospectus); and

   o either (1) one pension trust owns more than 25% of the value of our shares of beneficial interest or (2) a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares.

TAXATION OF NON-U.S. SHAREHOLDERS

   The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-U.S. shareholders") are complex. This section is only a summary of such rules. WE URGE NON-U.S. SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS ON OWNERSHIP OF OUR COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

   A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a "United States real property interest," as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

   o a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

   o the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

   A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

   We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

   For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a "United States real property interest" under special provisions of the federal income tax laws referred to as FIRPTA. The term "United States real property interest" includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

   Capital gain distributions to the holders of common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) our common shares continue to treated as being "regularly traded" on an established securities market in the United States and (2) the non-U.S. shareholder did not own more than 5% of our common shares at any time during the taxable year. As a result, non-U.S. shareholders owning 5% or less of our common shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares cease to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 5% of our common shares at any time during the taxable year, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

   A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of beneficial interest. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are "regularly traded" on an established securities market in the United States. Because our common shares are regularly traded on an established securities market in the United States, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common shares. If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

                                  UNDERWRITING


   We are offering our common shares described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Wachovia Capital Markets, LLC are the representatives for the underwriters and the joint book-running managers. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters have severally agreed to purchase the number of shares listed next to its name in the following table:

   UNDERWRITERS                                         NUMBER OF
    ------------                                         SHARES
                                                        ---------
   UBS Securities LLC................................   2,448,000
   Wachovia Capital Markets, LLC.....................   2,448,000
   Raymond James & Associates, Inc...................   1,080,000
   Robert W. Baird & Co. Incorporated................     720,000
   Stifel, Nicolaus & Company, Incorporated..........     504,000
                                                        ---------
      Total..........................................   7,200,000
                                                        =========


   The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   Our common shares are offered subject to a number of conditions, including:

   o receipt and acceptance of our common shares by the underwriters; and

   o the underwriters' right to reject orders in whole or in part.

   In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

   Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon the execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

OVER-ALLOTMENT OPTION

   We have granted the underwriters an option to buy up to 1,080,000 additional common shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

   Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.33 per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all of the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to an additional 1,080,000 shares.

                                         NO EXERCISE    FULL EXERCISE
                                         -----------    -------------
   Per share .........................    $     0.56      $     0.56
   Total .............................    $4,032,000      $4,636,800



   We estimate that the total expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $150,000.

NO SALES OF SIMILAR SECURITIES

   We, our officers and our directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain permitted exceptions, we and each of these persons may not, without the prior written consent of UBS Securities LLC and Wachovia Capital Markets, LLC, sell, offer to sell, contract or agree to sell, hedge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for common shares during the period from the date of this prospectus continuing through the date 30 days after the date of this prospectus. UBS Securities LLC and Wachovia Capital Markets, LLC, in their sole discretion, may permit early release of our common shares subject to the restrictions detailed above prior to the expiration of the 30-day lock up period and without public notice. The 30-day lock up period may be extended for up to 15 calendar days plus three business days under certain circumstances where we announce or pre-announce earnings or material news or a material event within 15 calendar days plus three business days prior to, or approximately 16 days after, the termination of the 30-day lock up period.
Even under those circumstances, however, the lock-up period will not be extended if we are actively traded, meaning that we have a public float of at least $250 million and average trading volume of at least $1 million per day.

AMERICAN STOCK EXCHANGE LISTING

   Our common shares are listed on the American Stock Exchange under the symbol "HT."

PRICE STABILIZATION AND SHORT POSITIONS

   In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares including:

   o stabilizing transactions;

   o short sales;

   o purchases to cover positions created by short sales;

   o imposition of penalty bids; and

   o syndicate covering transactions.

   Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

   The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing common shares in the open market. In making this determination, the underwriters will consider, among other things, the price of the shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

   Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

   As a result of these activities, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the American Stock Exchange, in the over-the-counter market or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

AFFILIATIONS

   In the ordinary course of business, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us for which they have received and may in the future receive, customary fees. In connection with the acquisition of the McIntosh portfolio, UBS Real Estate Investment, Inc., an affiliate of UBS Securities LLC, made a $36.3 million mortgage loan to a number of our subsidiaries, the service on such loan being secured by the lease fees and rents that the subsidiaries will receive in connection with the five properties in the McIntosh portfolio. UBS Securities LLC was a lender under certain of the refinancings of properties that were contributed to our Mystic Partners joint venture with Waterford. Various subsidiaries of Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, act as servicer under certain of the mortgage loans secured by properties owned by us. In connection with the acquisition of the Brookline Courtyard by Marriott in Brookline, Massachusetts, Wachovia Bank, N.A. made a $38.9 million mortgage loan to a subsidiary of HHLP (guaranteed by HHLP) secured by the Brookline property. In connection with the refinancing of a 50% joint venture interest in the Courtyard by Marriott in Ewing-Hopewell, New Jersey on July 19, 2005, Wachovia Bank, N.A. made a $13.5 million mortgage loan to the owner of the hotel, in which we own a 50% interest, secured by the Ewing-Hopewell property. An affiliate of Raymond James & Associates, Inc. is a lender under our revolving line of credit, and it will receive a portion of the proceeds of this offering as repayment of indebtedness incurred thereunder.

INDEMNIFICATION AND CONTRIBUTION

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make with respect to those liabilities.

                              NOTICE TO INVESTORS


EUROPEAN ECONOMIC AREA

    With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/ EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common shares in this offering is only being made:

     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than (E)43,000,000 and (3) an annual net turnover of more than (E) 50,000,000, as shown in its last annual or consolidated accounts; or

     (c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

UNITED KINGDOM

   Our common shares may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the FSMA with respect to anything done in relation to our common shares in, from or otherwise involving the United Kingdom. In addition, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of our common shares may only be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company. Without limitation to the other restrictions referred to herein, this offering circular is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in
Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

SWITZERLAND

    Our common shares may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of shares may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to our common shares may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.


                                 LEGAL MATTERS

   Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the summaries of legal matters contained in the section of the accompanying prospectus under the heading "Federal Income Tax Consequences of Our Status as a REIT" and in the section of this prospectus supplement under the heading "Additional Federal Income Tax Considerations" are based on the opinion of Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

                                    EXPERTS

   The consolidated financial statements and schedule of Hersha Hospitality Trust as of December 31, 2005, and 2004, and for each of the years in the two year period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report on the consolidated financial statements and schedule as of December 31, 2005, contains an explanatory paragraph that indicates that we have adopted FASB Interpretation No. 46 (R), Consolidation of Variable Interest Entities effective March 31, 2004.

   KPMG's report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses their opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control over completeness and accuracy of payroll expense, existence and accuracy of reported revenue and approval of journal entries and the review and analysis of account reconciliations and related data did not operate effectively at December 31, 2005. Additionally, an explanatory paragraph stated that Hersha Hospitality Trust lacked appropriately designed controls to ensure the completeness of accounts payable and accrued expenses.

   Our consolidated balance sheet as of December 31, 2003, and our consolidated statements of operations, cash flows and shareholders' equity for the year ended December 31, 2003, incorporated by reference in this prospectus, have been audited by Reznick Group, P.C. independent registered public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing. The balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners' equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference in this prospectus have been audited by Reznick Group, P.C., independent registered public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

   The consolidated balance sheet as of December 31, 2005 and consolidated statements of operations, cash flows and shareholders' equity for the year ended December 31, 2005 for Affordable Hospitality Associates, L.P.; Metro JFK Associates, LLC; TCVA Realty, LLC; KW Hotel Group and HT/CNL Metro Hotels, LLC and Subsidiary incorporated by reference in this prospectus, have been audited by Reznick Group, P.C. independent registered public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

   The audited historical financial statements of Adriaen's Landing Hotel, LLC as of December 31, 2005 and 2004 and for both of the two years in the period ended December 31, 2005 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  $400,000,000

                            HERSHA HOSPITALITY TRUST

                                  [HERSHA LOGO]





                      COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST




   Hersha Hospitality Trust intends to offer and sell from time to time the equity securities described in this prospectus. The total offering price of these securities will not exceed $400,000,000 in the aggregate. We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities.

   Our common shares are listed on the American Stock Exchange under the symbol "HT." The last reported sale price of our common shares on November 20, 2006 was $11.10 per share.

   The securities may be offered directly, through agents designated by us from time to time, or through underwriters or dealers.

   FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 AND OUR OTHER PERIODIC REPORTS AND OTHER INFORMATION THAT WE FILE FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                ----------------


   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------



               THE DATE OF THIS PROSPECTUS IS NOVEMBER 28, 2006.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS ....................................................     1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS ...............     1
CERTAIN DEFINITIONS ......................................................     1
THE COMPANY ..............................................................     2
RISK FACTORS .............................................................     3
RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED SHARE DIVIDENDS...................................    14
USE OF PROCEEDS ..........................................................    14
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST .............................    15
LEGAL OWNERSHIP OF SECURITIES ............................................    22
CERTAIN PROVISIONS OF MARYLAND LAW, OUR DECLARATION OF TRUST AND BYLAWS ..    25
PARTNERSHIP AGREEMENT ....................................................    28
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT ..................    32
PLAN OF DISTRIBUTION .....................................................    50
LEGAL MATTERS ............................................................    52
EXPERTS ..................................................................    52
HOW TO OBTAIN MORE INFORMATION ...........................................    53
INCORPORATION OF INFORMATION FILED WITH THE SEC ..........................    53


                                ----------------


   You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the documents containing the information.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we offer for sale securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities we are offering as well as other information. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement. You should also read the additional information described under the heading "How to Obtain More Information."

   The maximum aggregate offering price of the securities sold under this prospectus will not exceed $400,000,000.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference into it contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, including, without limitation, statements containing the words "believes," "anticipates," "expects," "estimates," "intends," "plans," "projects," "will continue" or other words that describe our expectations of the future. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption "Risk Factors" in this prospectus and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the Securities and Exchange Commission (SEC) that could cause actual results to differ materially from our forward-looking statements.

   Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statements or any statements included in the "Risk Factors" section of this prospectus or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. A number of risk factors are associated with the conduct of our business, and the risks discussed in the "Risk Factors" section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.

                              CERTAIN DEFINITIONS

   References to "our company," "we," and "our" in this prospectus mean Hersha Hospitality Trust, including, unless the context otherwise requires (including the discussion of the federal income tax treatment of Hersha Hospitality Trust and its shareholders), our operating partnership and other direct and indirect subsidiaries. Our "operating partnership" refers to Hersha Hospitality Limited Partnership, a Virginia limited partnership. "HHMLP" refers to Hersha Hospitality Management, L.P. and its subsidiaries, which are the entities that manage all of our wholly owned hotels and many of the hotels owned by our joint ventures. "Common shares" means our common shares of beneficial interest, par value $0.01 per share. The term "you" refers to a potential investor in the securities described in this prospectus.

   All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners. This prospectus contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn(R), Comfort Suites(R), Courtyard(R) by Marriott(R), DoubleTree(R), Doubletree Suites(R), Fairfield Inn(R) by Marriott(R), Hampton Inn(R), Hilton Hotels(R), Hilton Garden Inn(R), Holiday Inn(R), Holiday Inn Express(R), Homewood Suites by Hilton(R), Mainstay Suites(R), Marriott Hotels & Resorts(R), Residence Inn(R) by Marriott(R), Sheraton Four Points(R), Sleep Inn(R), and Springhill Suites by Marriott(R), none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the securities issued under this prospectus, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus.

                                  THE COMPANY

   Hersha Hospitality Trust is a self-advised Maryland real estate investment trust that was organized in 1998 as a real estate investment trust ("REIT") for U.S. federal income tax purposes, and completed its initial public offering in January of 1999. We focus primarily on owning and operating high quality, upper-upscale, upscale and mid-scale limited service and extended-stay hotels in established markets. Our primary strategy is to continue to acquire high quality, upper-upscale, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers-to-entry. Our common shares are traded on the American Stock Exchange under the symbol "HT."

   As of September 30, 2006, our portfolio consisted of 45 wholly-owned limited and full service hotels and joint venture investments in 18 hotels with a total of 7,940 rooms located in New York, New Jersey, Pennsylvania, Maryland, Delaware, Massachusetts, Connecticut, Rhode Island, Virginia and Georgia. Our hotels operate under leading brands, such as Marriott Hotels & Resorts(R), Hilton Hotels(R), Courtyard by Marriott(R), Residence Inn(R), Hilton Garden Inn(R), Springhill Suites(R), Hampton Inn(R), Holiday Inn(R), Holiday Inn Express(R), Comfort Inn(R), Comfort Suites(R) and Four Points by Sheraton(R).

   We are structured as an umbrella partnership REIT, or UPREIT, and we own all our hotels through our operating partnership, Hersha Hospitality Limited Partnership, for which we serve as general partner. All of our wholly-owned hotels are managed by Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors. Our hotels owned through joint venture interests are managed by independent third party qualified management companies or HHMLP. We have a wholly-owned taxable REIT subsidiary, or TRS, to which we lease all of our wholly-owned hotels. All of the hotels we own through joint ventures are leased (1) to joint ventures, in which we hold our equity interest through a TRS, or (2) to a TRS wholly-owned or substantially-owned by the joint venture.

   Since our initial public offering in 1999, we have acquired, wholly or through joint ventures, a total of 64 hotels, including 19 hotels acquired from entities controlled by our officers or trustees. Of the 19 acquisitions from these entities, 16 were newly-constructed or newly-renovated by these entities prior to our acquisition. Because we do not develop properties, we take advantage of our relationships with these development entities to identify development and renovation projects that may be attractive to us. While these entities bear all the construction risks of development, we often provide secured development loans and bear economic risks through these development loans. In many instances, we maintain a first right of refusal or first right of offer to purchase the hotel for which we have provided development loan financing. We intend to continue to acquire hotels from these entities if approved by our independent trustees.

   In addition to the direct acquisition of hotels, we may make investments in hotels through joint ventures with strategic partners or through equity contributions, sales and leasebacks, or secured and mezzanine loans. We seek to identify acquisition candidates located in markets with economic, demographic and supply dynamics favorable to hotel owners and operators. Through our extensive due diligence process, we select those acquisition targets where we believe selective capital improvements and intensive management will increase the hotel's ability to attract key demand segments, enhance hotel operations and increase long-term value.

   Our principal executive office is located at 510 Walnut Street, 9th Floor, Philadelphia, Pennsylvania 19106. Our telephone number is (215) 238-1046.

                                  RISK FACTORS

   Investment in our securities involves risk. Before acquiring any securities offered pursuant to this prospectus and any accompanying prospectus supplement, you should carefully consider the risks described below as well as the information contained, or incorporated by reference, in this prospectus and any accompanying prospectus supplement, including, without limitation, the risks described in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, and as described in our other filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in our securities. Please also refer to the section above entitled "Cautionary Statement Concerning Forward-Looking Statements."

RISKS RELATING TO OUR BUSINESS AND OPERATIONS

THERE CAN BE NO ASSURANCE THAT WE HAVE SUCCESSFULLY REMEDIED OUR RECENTLY IDENTIFIED MATERIAL WEAKNESSES IN INTERNAL CONTROL OVER FINANCIAL REPORTING.

   As a result of our testing of our internal control over financial reporting for the year ended December 31, 2005, we identified certain matters involving our internal control over financial reporting that we and our registered public accounting firm determined to be material weaknesses under standards established by the Public Company Accounting Oversight Board. These material weaknesses related to:

   o the accuracy and timeliness of the reconciliations of (i) cash received in our bank account to the revenue recorded in the financial statements, and (ii) rooms occupied per the hotel reservation system to the number of rooms for which revenue was recorded;

   o the consistency of the comparison of payroll costs as calculated by our third-party payroll administrator to payroll expense recorded in the general ledger;

   o the nonperformance of certain controls over journal entries prepared by HHMLP personnel from account reconciliations, including that the reviews and assessments by HHMLP personnel were not always performed in time or by personnel with the appropriate level of experience or knowledge; and

   o the lack of controls designed to ensure the completeness of our accounts payable and accrued expenses administered by HHMLP.

   We have described these matters in more detail in Item 9A of our Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on March 22, 2006.

   Although we have attempted to remedy the material weaknesses in internal control over financial reporting identified by implementing a number of actions aimed at strengthening our financial reporting processes, we cannot assure you that the remedial measures we have taken will adequately address the identified material weaknesses or that other material weaknesses will not occur. Moreover, we have only recently implemented processes to address the material weaknesses identified. We will continue to take further remedial actions to improve our internal control over financial reporting in order to continue to meet the requirements for being a public company, including the rules under Section 404 of the Sarbanes-Oxley Act of 2002, but there can be no assurance that the improvements we have made or will make will be sufficient to ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in misstatements in our financial statements in amounts that could be material. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the value of our capital shares.

WE MAY BE UNABLE TO INTEGRATE ACQUIRED HOTELS INTO OUR OPERATIONS OR OTHERWISE MANAGE OUR PLANNED GROWTH, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

   We have recently acquired a substantial number of hotels. We cannot assure you that we or HHMLP will be able to adapt our management, administrative, accounting and operational systems and arrangements, or hire and retain sufficient operational staff to successfully integrate these investments into our portfolio and manage any future acquisitions of additional assets without operational disruptions or unanticipated costs. Acquisition of hotels generates additional operating expenses that we will be required to pay. As we acquire additional hotels, we will be subject to the operational risks associated with owning new lodging properties. Our failure to integrate successfully any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders or make other payments in respect of securities issued by us.

ACQUISITION OF HOTELS WITH LIMITED OPERATING HISTORY MAY NOT ACHIEVE DESIRED RESULTS.

   Many of our recent acquisitions, including some of the hotels in the Mystic Partners joint venture with Waterford, are newly-developed hotels. Newly-developed or newly-renovated hotels do not have the operating history that would allow our management to make pricing decisions in acquiring these hotels based on historical performance. The purchase prices of these hotels are based upon management's expectations as to the operating results of such hotels, subjecting us to risks that such hotels may not achieve anticipated operating results or may not achieve these results within anticipated time frames. As a result, we may not be able to generate enough cash flow from these hotels to make debt payments or pay operating expenses. In addition, room revenues may be less than that required to provide us with our anticipated return on investment. In either case, the amounts available for distribution to our shareholders could be reduced.

OUR ACQUISITIONS MAY NOT ACHIEVE EXPECTED PERFORMANCE, WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

   We anticipate that acquisitions will largely be financed with the net proceeds of securities offerings and through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to acquire and market properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. Because we must distribute annually at least 90% of our taxable income to maintain our qualification as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, were we unable to obtain funds from borrowings or the capital markets to finance our growth and acquisition activities, our ability to grow could be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions.

WE OWN A LIMITED NUMBER OF HOTELS AND SIGNIFICANT ADVERSE CHANGES AT ONE HOTEL MAY IMPACT OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS.

   As of September 30, 2006, our portfolio consisted of 45 wholly-owned limited and full service properties and joint venture investments in 18 hotels with a total of 7,940 rooms. Significant adverse changes in the operations of any one hotel could have a material adverse effect on our financial performance and, accordingly, on our ability to make expected distributions to our shareholders.

WE FOCUS ON ACQUIRING HOTELS OPERATING UNDER A LIMITED NUMBER OF FRANCHISE BRANDS, WHICH CREATES GREATER RISK AS THE INVESTMENTS ARE MORE CONCENTRATED.

   We place particular emphasis in our acquisition strategy on hotels similar to our current hotels. We invest in hotels operating under a few select franchises and therefore will be subject to risks inherent in concentrating investments in a particular franchise brand, which could have an adverse effect on amounts available for distribution to shareholders. These risks include, among others, the risk of a reduction in hotel revenues following any adverse publicity related to a specific franchise brand.

ALL OUR HOTELS ARE LOCATED IN THE EASTERN UNITED STATES AND MANY ARE LOCATED IN THE AREA FROM PENNSYLVANIA TO CONNECTICUT, WHICH MAY INCREASE THE EFFECT OF ANY REGIONAL OR LOCAL ECONOMIC CONDITIONS.

   Our hotels are located in the Eastern United States. Twenty-six of our wholly owned hotels and eleven of our joint venture hotels are located in the states of Pennsylvania, New Jersey, New York and Connecticut. As a result, regional or localized adverse events or conditions, such as an economic recession around these hotels, could have a significant adverse effect on our operations, and ultimately on the amounts available for distribution to shareholders.

WE FACE RISKS ASSOCIATED WITH THE USE OF DEBT, INCLUDING REFINANCING RISK.

   At September 30, 2006, we had long-term debt, excluding capital leases, outstanding of $449.8 million. We may borrow additional amounts from the same or other lenders in the future. Some of these additional borrowings may be secured by our hotels. Our strategy is to maintain target debt levels of approximately 60% of the total purchase price of our hotels both on an individual and aggregate basis, and our Board of Trustees' policy is to limit indebtedness to no more than 67% of the fair market value of the hotels in which we have invested. However, our declaration of trust (as amended and restated, our "Declaration of Trust") does not limit the amount of indebtedness we may incur. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our hotels to foreclosure. There is also a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow may not be sufficient to repay all maturing debt in years when significant "balloon" payments come due.

WE DO NOT OPERATE OUR HOTELS AND, AS A RESULT, WE DO NOT HAVE COMPLETE CONTROL OVER IMPLEMENTATION OF OUR STRATEGIC DECISIONS.

   In order for us to satisfy certain REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must engage an independent management company to operate our hotels. As of September 30, 2006, our TRS's and other lessees have engaged an independent management company, HHMLP, as the property manager for all of our wholly owned hotels and our joint venture partnerships have retained eligible independent management companies to operate the respective hotels for the joint ventures, as required by the REIT qualification rules. HHMLP and the management companies operating the hotels owned in our joint ventures make and implement strategic business decisions with respect to these hotels, such as decisions with respect to the repositioning of a franchise or food and beverage operations and other similar decisions. Decisions made by HHMLP and the management companies operating the hotels may not be in the best interests of a particular hotel or of our company. Accordingly, we cannot assure you that HHMLP or the management companies operating the hotels owned in our joint ventures will operate our hotels in a manner that is in our best interests.

WE DEPEND ON KEY PERSONNEL.

   We depend on the services of our existing senior management team, including Jay H. Shah, Neil H. Shah, Ashish R. Parikh and Michael R. Gillespie, to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. We have employment contracts with certain of our senior management; however, the employment agreements may be terminated under certain circumstances. The termination of an employment agreement and the loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

WE FACE INCREASING COMPETITION FOR THE ACQUISITION OF HOTEL PROPERTIES AND OTHER ASSETS, WHICH MAY IMPEDE OUR ABILITY TO MAKE FUTURE ACQUISITIONS OR MAY INCREASE THE COST OF THESE ACQUISITIONS.

   We face competition for investment opportunities in high quality, upscale and mid-scale limited service and extended-stay hotels from entities organized for purposes substantially similar to our objectives, as well as other purchasers of hotels. We compete for such investment opportunities with entities that have substantially greater financial resources than we do, including access to capital or better relationships with franchisors, sellers or lenders. Our competitors may generally be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

WE MAY ENGAGE IN HEDGING TRANSACTIONS, WHICH CAN LIMIT OUR GAINS AND INCREASE EXPOSURE TO LOSSES.

   We may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt and also to protect our portfolio of mortgage assets from interest rate and prepayment rate fluctuations. Our hedging transactions may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. Moreover, interest rate hedging could fail to protect us or could adversely affect us because, among other things:

   o Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought.

   o The duration of the hedge may not match the duration of the related liability.

   o The party owning money in the hedging transaction may default on its obligation to pay.

   o The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

   o The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value.

DOWNWARD ADJUSTMENTS, OR "MARK-TO-MARKET LOSSES," WOULD REDUCE OUR SHAREHOLDERS' EQUITY.

   Hedging involves risk and typically involves costs, including transaction costs, which may reduce returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to shareholders. The REIT qualification rules may also limit our ability to enter into hedging transactions. We generally intend to hedge as much of our interest rate risk as our management determines is in our best interests given the cost of such hedging transactions and the requirements applicable to REITs. If we are unable to hedge effectively because of the cost of such hedging transactions or the limitations imposed by the REIT rules, we will face greater interest risk exposure than may be commercially prudent.

IF WE CANNOT ACCESS THE CAPITAL MARKETS, WE MAY NOT BE ABLE TO GROW THE COMPANY AT OUR HISTORICAL GROWTH RATES.

   We may not be able to access the capital markets to obtain capital to fund future acquisitions and investments. If we lack the capital to make future acquisitions or investments, we may not be able to continue to grow at historical rates.

RISKS RELATING TO CONFLICTS OF INTEREST

DUE TO CONFLICTS OF INTEREST, MANY OF OUR EXISTING AGREEMENTS MAY NOT HAVE BEEN NEGOTIATED ON AN ARM'S-LENGTH BASIS AND MAY NOT BE IN OUR BEST INTEREST.

   Some of our officers and trustees have ownership interests in HHMLP and in entities with which we have entered into transactions, including hotel acquisitions and dispositions and certain financings. Consequently, the terms of our agreements with those entities, including hotel contribution or purchase agreements, the Administrative Services Agreement between us and HHMLP pursuant to which HHMLP provides certain administrative services, the Option Agreement between the operating partnership and some of the trustees and officers and our property management agreements with HHMLP may not have been negotiated on an arm's-length basis and may not be in the best interest of all our shareholders.

CONFLICTS OF INTEREST WITH OTHER ENTITIES MAY RESULT IN DECISIONS THAT DO NOT REFLECT OUR BEST INTERESTS.

   The following officers and trustees own collectively approximately 96% of
HHMLP: Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor, K.D. Patel and Kiran P. Patel. The following officers and trustees serve as officers of
HHMLP: David L. Desfor, Kiran P. Patel and K.D. Patel. Conflicts of interest may arise in respect of the ongoing acquisition, disposition and operation of our hotels including, but not limited to, the enforcement of the contribution and purchase agreements, the Administrative Services Agreement, the Option Agreement and our property management agreements with HHMLP. Consequently, the interests of shareholders may not be fully represented in all decisions made or actions taken by our officers and trustees.

CONFLICTS OF INTEREST RELATING TO SALES OR REFINANCING OF HOTELS ACQUIRED FROM SOME OF OUR TRUSTEES AND OFFICERS MAY LEAD TO DECISIONS THAT ARE NOT IN OUR BEST INTEREST.

   Some of our trustees and officers have unrealized gains associated with their interests in the hotels we have acquired from them and, as a result, any sale of these hotels or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing these hotels may cause adverse tax consequences to such of our trustees and officers. Therefore, our interests and the interests of these individuals may be different in connection with the disposition or refinancing of these hotels.

COMPETING HOTELS OWNED OR ACQUIRED BY SOME OF OUR TRUSTEES AND OFFICERS MAY HINDER THESE INDIVIDUALS FROM SPENDING ADEQUATE TIME ON OUR BUSINESS.

   Some of our trustees and officers own hotels and may develop or acquire new hotels, subject to certain limitations. Such ownership, development or acquisition activities may materially affect the amount of time these officers and trustees devote to our affairs. Some of our trustees and officers operate hotels that are not owned by us, which may materially affect the amount of time that they devote to managing our hotels. Pursuant to the Option Agreement, as amended, we have an option to acquire any hotels developed by our officers and trustees.

NEED FOR CERTAIN CONSENTS FROM THE LIMITED PARTNERS MAY NOT RESULT IN DECISIONS ADVANTAGEOUS TO SHAREHOLDERS.

   Under our operating partnership's amended and restated partnership agreement, the holders of at least two-thirds of the interests in the partnership must approve a sale of all or substantially all of the assets of the partnership or a merger or consolidation of the partnership. Some of our officers and trustees will own an approximately 8.7% interest in the operating partnership on a fully-diluted basis. Their large ownership percentage may make it less likely that a merger or sale of our company that would be in the best interests of our shareholders will be approved.

RISKS RELATING TO OUR CORPORATE STRUCTURE

OUR OWNERSHIP LIMITATION MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES.

   To qualify as a REIT under the Code, no more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year. To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership of more than 9.9% of (i) the number of outstanding common shares of any class or series of common shares or (ii) the number of outstanding preferred shares of any class or series of preferred shares. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

THE DECLARATION OF TRUST CONTAINS A PROVISION THAT CREATES STAGGERED TERMS FOR OUR BOARD OF TRUSTEES.

   Our Board of Trustees is divided into two classes. The terms of the first and second classes expire in 2008 and 2007, respectively. Trustees of each class are elected for two-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may delay, deter or prevent a tender offer, a change in control of us or other transaction, even though such a transaction might be in the best interest of the shareholders.

MARYLAND BUSINESS COMBINATION LAW MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING
US.

   Under the Maryland General Corporation Law, as amended (MGCL), as applicable to REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust's shares, or an affiliate thereof, are prohibited for five years after the most recent date on which this shareholder acquired at least ten percent of the voting power of the trust's shares. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions could delay, deter or prevent a change of control or other transaction in which holders of our equity securities might receive a premium for their shares above then-current market prices or which such shareholders otherwise might believe to be in their best interests.

OUR BOARD OF TRUSTEES MAY CHANGE OUR INVESTMENT AND OPERATIONAL POLICIES WITHOUT A VOTE OF THE COMMON SHAREHOLDERS.

   Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt limitation and distributions, are determined by our Board of Trustees. The Trustees may amend or revise these and other policies from time to time without a vote of the holders of the common shares.

OUR BOARD OF TRUSTEES AND MANAGEMENT MAKE DECISIONS ON OUR BEHALF, AND SHAREHOLDERS HAVE LIMITED MANAGEMENT RIGHTS.

   Our shareholders have no right or power to take part in our management except through the exercise of voting rights on certain specified matters. The board of trustees is responsible for our management and strategic business direction, and our management is responsible for our day-to-day operations. Certain policies of our board of trustees may not be consistent with the immediate best interests of our securityholders.

HOLDERS OF OUR OUTSTANDING SERIES A PREFERRED SHARES HAVE DIVIDEND, LIQUIDATION, AND OTHER RIGHTS THAT ARE SENIOR TO THE RIGHTS OF THE HOLDERS OF OUR COMMON SHARES.

   Our Board of Trustees has the authority to designate and issue preferred shares with liquidation, dividend and other rights that are senior to those of our common shares. As of September 30, 2006, 2,400,000 shares of our Series A preferred shares were issued and outstanding. The aggregate liquidation preference with respect to the outstanding preferred shares is approximately $60.0 million, and annual dividends on our outstanding preferred shares are approximately $4.8 million. Holders of our Series A preferred shares are entitled to cumulative dividends before any dividends may be declared or set aside on our common shares. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common shares, holders of our Series A preferred shares are entitled to receive a liquidation preference of $25.00 per share plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common shares. In addition, holders of our Series A preferred shares have the right to elect two additional trustees to our Board of Trustees whenever dividends are in arrears in an aggregate amount equivalent to six or more quarterly dividends, whether or not consecutive.

OUR BOARD OF TRUSTEES MAY ISSUE ADDITIONAL SHARES THAT MAY CAUSE DILUTION OR PREVENT A TRANSACTION THAT IS IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

   Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

   o amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class or series that we have the authority to issue;

   o cause us to issue additional authorized but unissued common shares or preferred shares; and

   o classify or reclassify any unissued common or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.

   Any one of these events could cause dilution to our common shareholders, delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise not be in the best interest of holders of common shares.

FUTURE OFFERINGS OF EQUITY SECURITIES, WHICH WOULD DILUTE OUR EXISTING SHAREHOLDERS AND MAY BE SENIOR TO OUR COMMON SHARES FOR THE PURPOSES OF DIVIDEND DISTRIBUTIONS, MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

   In the future, we may attempt to increase our capital resources by making additional offerings of equity securities, including classes of preferred or common shares. Upon liquidation, holders of our preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

THERE ARE NO ASSURANCES OF OUR ABILITY TO MAKE DISTRIBUTIONS IN THE FUTURE.

   We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. However, our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Trustees and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

AN INCREASE IN MARKET INTEREST RATES MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR SECURITIES.

   One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to shareholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

RISKS RELATED TO OUR TAX STATUS

IF WE FAIL TO QUALIFY AS A REIT, OUR DIVIDENDS WILL NOT BE DEDUCTIBLE TO US, AND OUR INCOME WILL BE SUBJECT TO TAXATION.

   We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding shares of beneficial interest, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the trustees, with the consent of holders of two-thirds of the outstanding shares, to revoke the REIT election.

FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT US TO TAX.

   In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

   o 85% of our net ordinary income for that year;

   o 95% of our net capital gain net income for that year; and

   o 100% of our undistributed taxable income from prior years.

   We have paid out, and intend to continue to pay out, our income to our shareholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the past we have borrowed, and in the future we may borrow, to pay distributions to our shareholders and the limited partners of our operating partnership. Such borrowings subject us to risks from borrowing as described herein.

THE TAXATION OF CORPORATE DIVIDENDS MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON SHARES.

   Legislation enacted in 2003 and 2006, among other things, generally reduced to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation through 2010. This reduced tax rate, however, does not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its shares, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders are still generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the shares of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations are generally taxed at a lower rate while dividends from REITs are generally taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the shares of REITs in general or on our shares in particular, either in terms of price or relative to other investments.

RISKS RELATED TO THE HOTEL INDUSTRY

THE VALUE OF OUR HOTELS DEPENDS ON CONDITIONS BEYOND OUR CONTROL.

   Our hotels are subject to varying degrees of risk generally incident to the ownership of hotels. The underlying value of our hotels, our income and ability to make distributions to our shareholders are dependent upon the operation of the hotels in a manner sufficient to maintain or increase revenues in excess of operating expenses. Hotel revenues may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of terrorism, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war, adverse changes in zoning laws, and other factors that are beyond our control. In particular, general and local economic conditions may be adversely affected by the recent terrorist incidents in New York and Washington, D.C. Our management is unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide, on the U.S. economy, on us or our hotels or on the market price of our common shares.

OUR HOTELS ARE SUBJECT TO GENERAL HOTEL INDUSTRY OPERATING RISKS, WHICH MAY IMPACT OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS.

   Our hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have our hotels, and there can be no assurance that such volatility will not occur in the future. These risks include, among other things, competition from other hotels; over-building in the hotel industry that could adversely affect hotel revenues; increases in operating costs due to inflation and other factors, which may not be offset by increased room rates; reduction in business and commercial travel and tourism; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; adverse effects of general and local economic conditions; and adverse political conditions. These factors could reduce revenues of the hotels and adversely affect our ability to make distributions to our shareholders.

COMPETITION FOR GUESTS IS HIGHLY COMPETITIVE.

   The hotel industry is highly competitive. Our hotels compete with other existing and new hotels in their geographic markets. Many of our competitors have substantially greater marketing and financial resources than we do. If their marketing strategies are effective, we may be unable to make distributions to our shareholders.

OUR INVESTMENTS ARE CONCENTRATED IN A SINGLE SEGMENT OF THE HOTEL INDUSTRY.

   Our current business strategy is to own and acquire hotels primarily in the high quality, upscale and mid-scale limited service and extended-stay segment of the hotel industry. We are subject to risks inherent in concentrating investments in a single industry and in a specific market segment within that industry. The adverse effect on amounts available for distribution to shareholders resulting from a downturn in the hotel industry in general or the mid-scale segment in particular could be more pronounced than if we had diversified our investments outside of the hotel industry or in additional hotel market segments.

THE HOTEL INDUSTRY IS SEASONAL IN NATURE.

   The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. Our hotels' operations historically reflect this trend. We believe that we will be able to make distributions necessary to maintain REIT status through cash flow from operations; but if we are unable to do so, we may not be able to make the necessary distributions or we may have to generate cash by a sale of assets, increasing indebtedness or sales of securities to make the distributions. Risks of operating hotels under franchise licenses, which may be terminated or not renewed, may impact our ability to make distributions to shareholders.

RISKS OF OPERATING HOTELS UNDER FRANCHISE LICENSES, WHICH MAY BE TERMINATED OR NOT RENEWED, MAY IMPACT OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS.

   The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. All of the franchisors of our hotels periodically inspect our hotels to confirm adherence to their operating standards. The failure of our partnership or HHMLP to maintain such standards or to adhere to such other terms and conditions could result in the loss or cancellation of the applicable franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that the trustees determine are too expensive or otherwise not economically feasible in light of general economic conditions, the operating results or prospects of the affected hotel. In that event, the trustees may elect to allow the franchise license to lapse or be terminated.

   There can be no assurance that a franchisor will renew a franchise license at each option period. If a franchisor terminates a franchise license, we, our partnership, and HHMLP may be unable to obtain a suitable replacement franchise, or to successfully operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the related hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Our loss of a franchise license for one or more of the hotels could have a material adverse effect on our partnership's revenues and our amounts available for distribution to shareholders.

OPERATING COSTS AND CAPITAL EXPENDITURES FOR HOTEL RENOVATION MAY BE GREATER THAN ANTICIPATED AND MAY ADVERSELY IMPACT DISTRIBUTIONS TO SHAREHOLDERS.

   Hotels generally have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of our management agreements with HHMLP, we are obligated to pay the cost of expenditures for items that are classified as capital items under GAAP that are necessary for the continued operation of our hotels. If these expenses exceed our estimate, the additional cost could have an adverse effect on amounts available for distribution to shareholders. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

RISKS RELATED TO REAL ESTATE INVESTMENT GENERALLY

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM OUR FINANCIAL CONDITION.

   Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in operating, economic and other conditions will be limited. No assurances can be given that the fair market value of any of our hotels will not decrease in the future.

IF WE SUFFER LOSSES THAT ARE NOT COVERED BY INSURANCE OR THAT ARE IN EXCESS OF OUR INSURANCE COVERAGE LIMITS, WE COULD LOSE INVESTMENT CAPITAL AND ANTICIPATED PROFITS.

   We require comprehensive insurance to be maintained on each of the our hotels, including liability and fire and extended coverage in amounts sufficient to permit the replacement of the hotel in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace the applicable hotel after such applicable hotel has been damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the applicable hotel. If any of these or similar events occur, it may reduce the return from the attached property and the value of our investment.

REITS ARE SUBJECT TO PROPERTY TAXES.

   Each hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which we invest may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits which has led many of them, and may in the future lead others to, increase assessments and/or taxes. If property taxes increase, our ability to make expected distributions to our shareholders could be adversely affected.

ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT OUR RESULTS.

   Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to shareholders. Phase I environmental assessments have been obtained on all of our hotels. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

COSTS ASSOCIATED WITH COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

   Under the Americans with Disabilities Act of 1993 (ADA), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our hotels are substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the hotels, including changes to building codes and fire and life-safety codes, may occur. If we were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

         RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED SHARE DIVIDENDS


   The following table sets forth the Company's consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends for the nine months ended September 30, 2006, and for each of the last five fiscal years.


                                                                                 NINE MONTHS                 YEAR ENDED
                                                                                    ENDED                   DECEMBER 31,
                                                                                SEPTEMBER 30,    ----------------------------------
                                                                                     2006        2005   2004    2003    2002   2001
                                                                                -------------    ----   ----    ----    ----   ----
Ratio of earnings to fixed charges ..........................................        1.30        1.22   1.33    1.46    1.73   1.59
Ratio of earnings to combined fixed charges and preferred share dividends ...        1.09        1.06   1.21    1.08    1.73   1.59


   The ratio of earnings to fixed charges is based on our earnings from continuing operations and fixed charges incurred in continuing operations. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by the sum of fixed charges and dividends on preferred shares. "Fixed charges" consist of interest costs, whether expensed or capitalized, amortization of line of credit fees and amortization of interest rate caps and swap agreements. "Preferred Share Dividends" consist of the amount of pre-tax earnings that is required to pay the dividends on our outstanding preferred shares.

                                USE OF PROCEEDS

   Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

   The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "How to Obtain More Information."

GENERAL

   Our Declaration of Trust provides that we may issue up to 50,000,000 Class A common shares of beneficial interest, $0.01 par value per share, up to 50,000,000 Class B common shares of beneficial interest, $0.01 par value per share, and up to 10,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of September 30, 2006, 32,391,287 Class A common shares were issued and outstanding, 2,400,000 Series A preferred shares of beneficial interest were issued and outstanding, and no Class B common shares were issued and outstanding. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

   Our Declaration of Trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of his status as a shareholder. Our Bylaws further provide that we shall indemnify each shareholder against any claim or liability to which the shareholder, subject to certain limitations, may become subject by reason of his being or having been a shareholder or former shareholder and that we shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability.

COMMON SHARES

   All common shares offered through this prospectus will be duly authorized, fully paid and nonassessable. As a shareholder, you will be entitled to receive distributions, or dividends, on the shares you own if the Board of Trustees authorizes a dividend out of our legally available assets. Your right to receive those dividends may be affected, however, by the preferential rights of any other class or series of shares of beneficial interest and the provisions of our Declaration of Trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive dividends if no funds are available for distribution after we pay dividends to holders of preferred shares. You will also be entitled to receive dividends based on our assets available for distribution to common shareholders if we liquidate, dissolve or wind-up our operations. The amount you, as a shareholder, would receive in the distribution would be determined by the amount of your beneficial ownership of us in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after we have paid all of our known debts and liabilities and paid the holders of any preferred shares we may issue which are outstanding at that time.

VOTING RIGHTS OF COMMON SHARES

   Subject to the provisions of the Declaration of Trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided with respect to any other class or series of our shares of beneficial interest, including our Series A preferred shares, only holders of our common shares possess voting rights. There is no cumulative voting in the election of trustees, which means that, subject to certain voting rights of our Series A preferred shares set forth in our Declaration of Trust, the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election and the holders of the remaining shares are not able to elect any trustees.

   Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust subject to the terms of any other class or series of shares of beneficial interest. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) our intentional disqualification as a REIT or revocation of our election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of common shares entitled to vote on such matter at a meeting of our shareholders); (b) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (c) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding voting shares); (d) the amendment or repeal of certain designated sections of the Declaration of Trust (which require the affirmative vote of two-thirds of the outstanding shares entitled to vote on such matters); (e) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (f) our termination (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by a majority vote of the trustees. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

PREFERRED SHARES

   Preferred shares may be offered and sold from time to time, in one or more series, as authorized by the Board of Trustees. The Declaration of Trust authorizes our Board of Trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each such series, subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of common shares or otherwise be in their best interest.

   You should refer to the prospectus supplement relating to the offering of any preferred shares for specific terms, including the following terms:

   o the title and stated value of those preferred shares;

   o the number of preferred shares offered and the offering price of those preferred shares;

   o the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those preferred shares;

   o the date from which dividends on those preferred shares will accumulate, if applicable;

   o the terms and amount of a sinking fund, if any, for the purchase or redemption of those preferred shares;

   o the redemption rights, including conditions and the redemption price(s), if applicable, of those preferred shares;

   o any listing of those preferred shares on any securities exchange;

   o the terms and conditions, if applicable, upon which those preferred shares will be convertible into common shares or any of our other securities, including the conversion price or rate (or manner of calculation thereof);

   o the relative ranking and preference of those preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

   o any limitations on issuance of any series of preferred shares ranking senior to or on a parity with that series of preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

   o the procedures for any auction and remarketing, if any, for those preferred shares;

   o any other specific terms, preferences, rights, limitations or restrictions of those preferred shares;

   o a discussion of federal income tax consequences applicable to those preferred shares; and

   o any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in "-- Restrictions on Ownership and Transfer," in each case as may be appropriate to preserve our status as a real estate investment trust.

   The terms of any preferred shares we issue through this prospectus will be set forth in an articles supplementary or amendment to our Declaration of Trust. We will file the articles supplementary or amendment as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable articles supplementary or amendment to our declaration of trust for a complete description of all of the terms.

RANK

   o Unless we say otherwise in a prospectus supplement, the preferred shares offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

   o senior to all classes or series of our common shares, and to all other equity securities ranking junior to those preferred shares;

   o on a parity with all of our equity securities ranking on a parity with the preferred shares; and junior to all of our equity securities ranking senior to the preferred shares.

   The term "equity securities" does not include convertible debt securities.

DIVIDENDS

   Subject to any preferential rights of any outstanding shares or series of shares, including the Series A Preferred Shares, and to the provisions of our Declaration of Trust regarding ownership of shares in excess of the ownership limitation described below under "-- Restrictions on Ownership and Transfer," our preferred shareholders are entitled to receive dividends, when and as authorized by our Board of Trustees, out of legally available funds.

REDEMPTION

   If we provide for a redemption right in a prospectus supplement, the preferred shares offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that supplement.

LIQUIDATION PREFERENCE

   As to any preferred shares offered through this prospectus, the applicable supplement shall provide that, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of those preferred shares shall receive, before any distribution or payment shall be made to the holders of any other class or series of shares ranking junior to those preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, and after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of any liquidation preference per share (set forth in the applicable supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (not including any accumulation in respect of unpaid distributions for prior distribution periods if those preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of those preferred shares will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of those outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with those preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of those preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If the liquidating distributions are made in full to all holders of preferred shares entitled to receive those distributions prior to any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, then our remaining assets shall be distributed among the holders of those junior classes or series of equity shares, in each case according to their respective rights and preferences and their respective number of shares.

VOTING RIGHTS

   Unless otherwise indicated in the applicable supplement, holders of our preferred shares will not have any voting rights, except as may be required by applicable law or any applicable rules and regulations of the American Stock Exchange.

CONVERSION RIGHTS

   The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the prospectus supplement relating to the offering of those preferred shares. These terms typically will include:

   o the number of common shares into which the preferred shares are convertible;

   o the conversion price (or manner of calculation thereof);

   o the conversion period;

   o provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option;

   o the events requiring an adjustment of the conversion price; and

   o provisions affecting conversion in the event of the redemption of that series of preferred shares.

THE SERIES A PREFERRED SHARES

   The Company has issued and outstanding 2,400,000 of Series A Preferred Shares. The Series A Preferred Shares generally provide for the following rights, preferences and obligations.

   Dividend Rights. The Series A Preferred Shares accrue a cumulative cash dividend at an annual rate of 8.00% on the $25.00 per share liquidation preference, equivalent to a fixed annual amount of $2.00 per share.

   Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series A Preferred Shares will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any payment or distribution will be made or set aside for holders of any junior shares.

   Redemption Provisions. The Series A Preferred Shares are not redeemable prior to August 5, 2010, except in certain limited circumstances relating to our ability to qualify as a REIT. On and after August 5,

2010, the Series A Preferred Shares may be redeemed for cash at our option, in whole or in part, at any time and from time to time, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption. The Series A Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

   Voting Rights. Holders of Series A Preferred Shares generally have no voting rights, except as required by law. However, if we fail to pay dividends on any Series A Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Series A Preferred Shares will be entitled to elect two directors to serve on our Board of Trustees until all dividends accumulated on the Series A Preferred Shares have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the issuance of senior shares or certain changes to the terms of the Series A Preferred Shares that would be materially adverse to the rights of holders of Series A Preferred Shares cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series A Preferred Shares and shares of any class or series of shares ranking on a parity with the Series A Preferred Shares which are entitled to similar voting rights, if any, voting as a single class.

   Conversion and Preemptive Rights. The Series A Preferred Shares are not convertible or exchangeable for any of our other securities or property, and holders of our Series A Preferred Shares have no preemptive rights to subscribe for any securities of our company.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

   Our Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

   Our Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of (i) the number of outstanding common shares of any class or series of common shares or
(ii) the number of outstanding preferred shares of any class or series of preferred shares. For this purpose, a person includes a "group" and a "beneficial owner" as those terms are used for purposes of Section 13(d)(3) of the Exchange Act. Any transfer of common or preferred shares that would (i) result in any person owning, directly or indirectly, common or preferred shares in excess of the ownership limitation, (ii) result in the common and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, or
(iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership's real property (other than a TRS), within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, will be null and void, and the intended transferee will acquire no rights in such common or preferred shares.

   Subject to certain exceptions described below, any common shares or preferred shares the purported transfer of which would (i) result in any person owning, directly or indirectly, common shares or preferred shares in excess of the ownership limitation, (ii) result in the common shares and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, or
(iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership's real property (other than a TRS), within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, will be designated as "shares-in-trust" and transferred automatically to a trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the trust. The trustee will be designated by us, but will not be affiliated with us. The beneficiary of a trust will be one or more charitable organizations that are named by us.

   Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee (i) purchases such shares-in-trust for valuable consideration and (ii) acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.

   The prohibited owner with respect to shares-in-trust will be required to repay to the record holder the amount of any dividends or distributions received by the prohibited owner (i) that are attributable to any shares-in-trust and (ii) the record date of which was on or after the date that such shares became shares-in-trust. The prohibited owner generally will receive from the record holder the lesser of (i) the price per share such prohibited owner paid for the common shares or preferred shares that were designated as shares-in-trust (or, in the case of a gift or devise, the market price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the record holder from the sale of such shares- in-trust. Any amounts received by the record holder in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.

   The shares-in-trust will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or
(ii) the market price per share on the date that we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such shares-in-trust or (ii) the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

   "Market price" on any date shall mean the average of the last quoted sale price as reported by the American Stock Exchange for the five consecutive trading days (as defined below) ending on such date.

   Any person who acquires or attempts to acquire common or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a trust, will be required (i) to give immediately written notice to us of such event and (ii) to provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

   All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Internal Revenue
Code) of the outstanding common and preferred shares must, within 30 days after December 31 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of common and preferred shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

   The ownership limitation generally does not apply to the acquisition of common or preferred shares by an underwriter that participates in a public offering of such shares. In addition, the trustees, upon receipt of advice of counsel or other evidence satisfactory to the trustees, in their sole and absolute discretion, may, in their sole and absolute discretion, exempt a person from the ownership limitation under certain circumstances. The foregoing restrictions continue to apply until (i) the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of common and preferred shares entitled to vote on such matter at a regular or special meeting of our shareholders.

   All certificates representing common or preferred shares bear a legend referring to the restrictions described above.

   This ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of some, or a majority, of shares of common shares might receive a premium for their shares of common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

OTHER MATTERS

   Our transfer agent and registrar for our common shares is American Stock Transfer and Trust Company, Charlotte, North Carolina.

                         LEGAL OWNERSHIP OF SECURITIES

   We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

   We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

   Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

   As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

   We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

   For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

   Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

   For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

   If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

   o how it handles securities payments and notices;

   o whether it imposes fees or charges;

   o how it would handle a request for the holders' consent, if ever required;

   o whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

   o how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

   o if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

   A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

   Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

   A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

   If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

   As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

   If securities are issued only in the form of a global security, an investor should be aware of the following:

   o An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

   o An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Ownership of Securities" above;

   o An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

   o An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

   o The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

   o The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

   o Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

   In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

   The global security will terminate when the following special situations occur:

   o if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

   o if we notify any applicable trustee that we wish to terminate that global security; or

   o if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

   The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

          CERTAIN PROVISIONS OF MARYLAND LAW, OUR DECLARATION OF TRUST
                                   AND BYLAWS


CLASSIFICATION OF THE BOARD OF TRUSTEES

   Our Bylaws provide that the number of our trustees may be established by the Board of Trustees but may not be fewer than three nor more than nine. As of September 30, 2006, we have seven trustees. The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a majority of our shareholders.

   Pursuant to our Declaration of Trust, the Board of Trustees is divided into two classes of trustees. Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders. We believe that classification of the Board of Trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

   The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interest of the shareholders.

REMOVAL OF TRUSTEES

   The Declaration of Trust provides that a trustee may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

   Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

   o any person who beneficially owns 10% or more of the voting power of our shares; or

   o an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

   A person is not an interested shareholder if our Board of Trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.

   After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

   o 80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

   o two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

   These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

   The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the Board of Trustees before the time that the interested shareholder becomes an interested shareholder.

CONTROL SHARE ACQUISITIONS

   Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by trustees who are employees of the REIT are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

   o one-tenth or more but less than one-third;

   o one-third or more but less than a majority; or

   o a majority or more of all voting power.

   Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition may compel the board of trustees of a Maryland REIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, REIT may present the question at any shareholders' meeting.

   If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our Declaration of Trust or Bylaws.

   Our Bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

AMENDMENT

   Our Declaration of Trust provides that it may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter, but that certain provisions of the Declaration of Trust regarding (i) our Board of Trustees, including the provisions regarding independent trustee requirements, (ii) the restrictions on transfer of the common shares and the preferred shares, (iii) amendments to the Declaration of Trust by the trustees and our shareholders and (iv) our termination may not be amended, altered, changed or repealed without the approval of two-thirds of all of the votes entitled to be cast on these matters. In addition, the Declaration of Trust provides that it may be amended by the Board of Trustees, without shareholder approval to (a) increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of beneficial interest that the Trust has authority to issue or (b) qualify as a REIT under the Code or under the Maryland REIT law. Our Bylaws may be amended or altered exclusively by the Board of Trustees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

   Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

   o actual receipt of an improper benefit or profit in money, property or services; or

   o a final judgment based upon a finding of active and deliberate dishonesty by the trustees or others that was material to the cause of action adjudicated.

   Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our Bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

   Maryland law permits a Maryland REIT to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

   o the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

   o was committed in bad faith; or

   o was the result of active and deliberate dishonesty; or

   o the trustee or officer actually received an improper personal benefit in money, property or services; or

   o in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

   However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

   o a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

   o a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST
AND BYLAWS

   The business combination provisions and, if the applicable exemption in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our Declaration of Trust on classification of the Board of Trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of the Bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest.

                             PARTNERSHIP AGREEMENT

MANAGEMENT

   Hersha Hospitality Limited Partnership, our operating partnership, has been organized as a Virginia limited partnership. Pursuant to the partnership agreement, we, as the sole general partner of the operating partnership, have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership's line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights requires the consent of limited partners holding more than 50% of the operating partnership units held by such partners.

   The affirmative vote of more than fifty percent of the limited partnership units (other than limited partnership units owned by the general partner or owned by a subsidiary of the general partner) in our operating partnership, is required for a sale of all or substantially all of the assets of the partnership, or to approve a merger or consolidation of the partnership; provided, however, that the affirmative vote of at least two-thirds of the limited partnership units in our operating partnership is required if we fail to pay a distribution of $0.72 per share to the holders of the Class A common shares for any 12-month period. As of September 30, 2006, we own a 89.3% interest and other limited partners own a 10.7% interest in the operating partnership.

TRANSFERABILITY OF INTERESTS

   We may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent we may withhold in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a corporation for federal income tax purposes.

CAPITAL CONTRIBUTIONS

   The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership's and our best interests. If we contribute additional capital to the partnership, we will receive additional limited partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REDEMPTION RIGHTS

   Pursuant to the partnership agreement, the limited partners receive redemption rights, which enables them to cause the partnership to redeem their interests therein in exchange for cash or, at our option, Class B common shares on a one-for-one basis. In the event that the Class B common shares are converted into Class A common shares prior to redemption of the limited partnership units, such outstanding units will be redeemable for Class A common shares. If we do not exercise our option to redeem such interests for Class B common shares, then the limited partner may make a written demand that we redeem such interests for Class B common shares. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would

   o result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our Declaration of Trust,

   o result in the shares of our beneficial interest being owned by fewer than 100 persons (determined without reference to any rules of attribution),

   o result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code,

   o cause any person who operates Property on behalf of a "taxable REIT subsidiary" of the Company, as defined in Section 856(l) of the Internal Revenue Code, which Property is a "qualified lodging facility" within the meaning of Section 856(d)(9)(D) of the Internal Revenue Code that is leased to such taxable REIT subsidiary, to fail to qualify as an "eligible independent contractor" within the meaning of
     Section 856(d)(9)(A) of the Internal Revenue Code with respect to such taxable REIT subsidiary,

   o cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of ours or the partnership's real property (other than a TRS), within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or

   o cause the acquisition of common shares by such redeeming limited partner to be "integrated" with any other distribution of common shares for purposes of complying with the Securities Act.

   With respect to the limited partnership units that were issued in connection with the acquisition of our hotels, the redemption rights may be exercised by the limited partners at any time after one year following the issuance of such units. In this case, however,

   o each limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 limited partnership units, all of the units held by such limited partner,

   o each limited partner may not exercise the redemption right for more than the number of limited partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation and

   o each limited partner may not exercise the redemption right more than two times annually.

   The aggregate number of common shares currently issuable upon exercise of the redemption rights is approximately 3,835,586. The number of common shares issuable upon exercise of the redemption rights will be adjusted on account of share splits, mergers, consolidations or similar pro rata share transactions.

   The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" for purposes of
Section 7704 of the Internal Revenue Code.

   In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include

   o all expenses relating to our continuity of existence,

   o all expenses relating to offerings and registration of securities,

   o all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations,

   o all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body and

   o all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

   The company expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly.

DISTRIBUTIONS

   The partnership agreement provides that the partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the partnership's property in connection with the liquidation of the partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the partnership.

   The partnership agreement provides that upon a liquidation of the partnership after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

ALLOCATIONS

   Net profits of the partnership for each fiscal year are allocated in the following order of priority:

   (a) first, to us in respect of our Series A Preferred Partnership Units to the extent that net loss previously allocated to us pursuant to clause (iii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to us pursuant to this clause (a) for all prior fiscal years or other applicable periods,

   (b) second, to us and the holders of operating partnership units in proportion to their respective percentage interests to the extent that net loss previously allocated to such holders pursuant to clause (ii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to such holders pursuant to this clause (b) for all prior fiscal years or other applicable periods,

   (c) third, to us in respect of our Series A Preferred Partnership Units until we have been allocated net profit equal to the excess of (x) the cumulative amount of distributions we have received for all fiscal years or other applicable period to the date of redemption, to the extent such Series A Preferred Units are redeemed during such period, over (y) the cumulative net profit allocated to us pursuant to this clause (c) for all prior fiscal years or other applicable periods, and

   (d) thereafter, to the holders of operating partnership units in accordance with their respective percentage interests.

   Net losses of the partnership for each fiscal year are allocated to us and the limited partners in accordance with the following order of priority:

   (i) first, to the holders of operating partnership units in accordance with their respective percentage interests to the extent of net profit previously allocated to such holders pursuant to (d) above for all prior fiscal years or other applicable period exceeds net loss previously allocated to such holders pursuant to this clause (i) for all prior fiscal years or other applicable periods,

   (ii) second, to us and the holders of operating partnership units in proportion to their respective percentage interests until the adjusted capital account of each holder with respect to such operating partnership units is reduced to zero; and

   (iii) thereafter, to us in respect of our Series A Preferred Partnership Units, until our adjusted capital account with respect to the Series A Preferred Partnership Units is reduced to zero.

   All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury Regulations promulgated thereunder.

TERM

   The partnership will continue until December 31, 2050, or until sooner dissolved upon:

   o our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership),

   o the sale or other disposition of all or substantially all the assets of the partnership,

   o the redemption of all operating partnership units (other than those held by us, if any) or

   o an election by us as the General Partner.

TAX MATTERS

   Pursuant to the partnership agreement, we are the tax matters partner of the partnership and, as such, have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

            FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT


   This section summarizes the federal income tax issues that you, as a holder of our capital stock, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our capital stock. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of holders of our capital stock that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations.

   The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

   WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR CAPITAL STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF OUR COMPANY

   We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

   In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2003 through December 31, 2005, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2006 and in the future. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of our income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "--Failure to Qualify."

   If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

   o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

   o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to shareholders.

   o We will pay income tax at the highest corporate rate on:

     o net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

     o  other non-qualifying income from foreclosure property.

   o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

   o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification--Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

     o the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, and (2) the amount by which 95% (or 90% for our 2004 and prior taxable years) of our gross income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by

     o  a fraction intended to reflect our profitability.

   o If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

   o We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

   o We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

   o In the event of a failure of any of the asset tests occurring during our 2005 and subsequent taxable years, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under "-- Requirements for Qualification-Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the Internal Revenue Service, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

   o In the event we fail to satisfy one or more requirements for REIT qualification during our 2005 and subsequent taxable years, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

   o If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

     o the amount of gain that we recognize at the time of the sale or disposition, and

     o the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

REQUIREMENTS FOR QUALIFICATION

   A REIT is a corporation, trust, or association that meets each of the following requirements:

1.   It is managed by one or more trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9. It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

   We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Declaration of Trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements.

   A corporation that is a "qualified REIT subsidiary" (i.e., a corporation that is 100% owned by a REIT with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

   An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership"), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

   A REIT may own up to 100% of the shares of one or more "taxable REIT subsidiaries," or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We lease all of our hotels to TRSs. We lease all of our wholly owned hotels to 44 New England Management Company, a TRS owned by our operating partnership. All of our hotels owned by joint ventures are leased (1) to joint ventures, in which we hold equity interests through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture. We have formed seven TRSs in connection with the financing of certain of our hotels. Those TRSs own a 1% general partnership interest in the partnerships that own those hotels. See
"--Taxable REIT Subsidiaries."

INCOME TESTS

   We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

   o rents from real property;

   o interest on debt secured by mortgages on real property, or on interests in real property;

   o dividends or other distributions on, and gain from the sale of, shares in other REITs;

   o gain from the sale of real estate assets; and

   o income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

   Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, income from hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, commencing with our 2005 taxable year, income and gain from "hedging transactions," as defined in
"--Hedging Transactions," that are clearly and timely identified as such are excluded from both the numerator and the denominator for purposes of the 95% gross income test, but not the 75% gross income test. The following paragraphs discuss the specific application of the gross income tests to us.

   Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

   o First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

   o Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an "independent contractor" and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See "-- Taxable REIT Subsidiaries."

   o Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

   o Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See "-- Taxable REIT Subsidiaries."

   Pursuant to percentage leases, our lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms ranging from 5 years to 20 years, with options to renew for terms of five years at the expiration of the initial lease term. The percentage leases provide that the lessees are obligated to pay (1) the greater of a minimum base rent or percentage rent and (2) "additional charges" or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues and gross food and beverage revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly or quarterly.

   In order for the base rent, percentage rent and additional charges to constitute "rents from real property," the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

   o the intent of the parties;

   o the form of the agreement;

   o the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

   o the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

   o the service recipient is in physical possession of the property;

   o the service recipient controls the property;

   o the service recipient has a significant economic or possessory interest in the property, or whether the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property;

   o the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

   o the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

   o the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

   Hunton & Williams LLP is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts:

   o we and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

   o the lessees have the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

   o the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how the hotels are operated, maintained and improved;

   o the lessees generally bear the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases;

   o the lessees benefit from any savings in the cost of operating the hotels during the term of the percentage leases;

   o the lessees generally have indemnified us against all liabilities imposed on us during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees' use, management, maintenance or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

   o the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

   o the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

   o we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

   o the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

   Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under "--Failure to Satisfy Gross Income Tests".

   As described above, in order for the rent that we receive to constitute "rents from real property," several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

   o are fixed at the time the percentage leases are entered into;

   o are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

   o conform with normal business practice.

   More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenue from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

   Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a "related party tenant") other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We do not own any shares or any assets or net profits of any lessee directly or indirectly, other than our indirect ownership of our TRS lessees. We currently lease all of our hotels to TRS lessees, and intend to lease any hotels we acquire in the future to a TRS. Even if we were to lease a hotel to a non-TRS lessee, our Declaration of Trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant (other than a TRS). However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

   As described above, we may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rent that we receive from a TRS will qualify as "rents from real property" as long as the property is operated on behalf of the TRS by an "independent contractor" who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to us and the TRS lessee (an "eligible independent contractor"). A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "qualified lodging facility" includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See "--Taxable REIT Subsidiaries."

   We have formed several TRSs to lease our hotels. We lease all of our wholly owned hotels to 44 New England Management Company, a TRS owned by our operating partnership, and HHMLP, an "eligible independent contractor," manages those hotels. All of our hotels owned by joint ventures are leased (1) to joint venture, in which we hold our equity interest through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture. Those hotels are operated and managed by HHMLP or other hotel managers that qualify as "eligible independent contractors." We have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an "eligible independent contractor" to manage and operate the hotels leased by such TRS.

   Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

   Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because we do not perform any services other than customary ones for the lessees. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related hotels. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property to the extent that the provision of such services would jeopardize our REIT status.

   If a portion of the rent that we receive from a hotel does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as "rents from real property" because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as "rents from real property." In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee's proportionate share of a property's operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that such charges do not qualify as "rents from real property," they instead will be treated as interest that qualifies for the 95% gross income test.

   Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

   o an amount that is based on a fixed percentage or percentages of receipts or sales; and

   o an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

   If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

   From time to time, we have made mortgage loans in connection with the development of hotel properties. Our loans are directly secured by an interest in real property, and we believe that the income from those mortgage loans is qualifying income for purposes of both gross income tests.

   In the future, we may make mezzanine loans that are not secured by a direct interest in real property. Rather, those mezzanine loans likely will be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in an ownership interest in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirement are satisfied. Although we intend to structure any future mezzanine loan in a manner that satisfies the requirements of the safe harbor, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purpose of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test. Any loan fees that we receive in making a loan, other than commitment fees for a mortgage loan, will not be qualifying income for purposes of the 75% and the 95% gross income tests.

   Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

   Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

   o that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

   o for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

   o for which the REIT makes a proper election to treat the property as foreclosure property.

   We have no foreclosure property as of the date of this prospectus. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

   o on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

   o on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

   o which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

   Hedging Transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for those or similar transactions to hedge indebtedness we or our operating partnership incurred to acquire or carry "real estate assets" was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or our operating partnership hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from "hedging transactions" is excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For those taxable years, a "hedging transaction" means any transaction entered into in the normal course of our or our operating partnership's trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

   Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Prior to our 2005 taxable year, those relief provisions generally were available if:

   o our failure to meet such tests was due to reasonable cause and not due to willful neglect;

   o we attached a schedule of the sources of our income to our tax return;
     and

   o any incorrect information on the schedule was not due to fraud with intent to evade tax.

   Commencing with our 2005 taxable year, those relief provisions are available if:

   o our failure to meet those tests is due to reasonable cause and not to willful neglect; and

   o following such failure for any taxable year, we file a schedule of the sources of our income with the Internal Revenue Service.

   We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "--Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 95% (or 90% for our 2004 and prior taxable years) of our income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

   To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

   o cash or cash items, including certain receivables;

   o government securities;

   o interests in real property, including leaseholds and options to acquire real property and leaseholds;

   o interests in mortgages on real property;

   o shares in other REITs; and

   o investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

   Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets (the "5% asset test").

   Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities (the "10% vote or value test").

   Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

   Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

   For purposes of the 5% asset test and the 10% vote or value test, the term "securities" does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term "securities" does not include:

   o "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if
     (i) the debt is not convertible, directly or indirectly, into shares, and
     (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the shares hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

     o a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and


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
     o a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

   o Any loan to an individual or an estate.

   o Any "section 467 rental agreement," other than an agreement with a related party tenant.

   o Any obligation to pay "rents from real property."

   o Certain securities issued by governmental entities.

   o Any security issued by a REIT.

   o Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

   o Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "--Income Tests."

   We believe that our existing hotels and mortgage loans are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test. We intend to structure any mezzanine loans we make in the future in a manner that satisfies the requirements of the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test, the 5% asset test, and the 10% vote or value test. "--Income Tests." However, it is possible that we make some mezzanine loans that do not qualify for that safe harbor, and we may make mezzanine loans and other non-mortgage loans that do not qualify
"straight debt" safe harbor or one of the other exceptions to the definition of "securities" described above. We will make mezzanine loans and non-mortgage loans only to the extent such loans will not cause us to fail the asset tests described above.

   We intend to continue monitoring the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

   o we satisfied the asset tests at the end of the preceding calendar quarter; and

   o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

   If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

   In the event that, at the end of any calendar quarter commencing with our 2005 taxable year, we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure,
(2) we file a description of each asset causing the failure with the Internal Revenue Service and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.


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DISTRIBUTION REQUIREMENTS

   Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

   o the sum of

     o 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

     o 90% of our after-tax net income, if any, from foreclosure property, minus

   o the sum of certain items of non-cash income.

   We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

   We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

   o 85% of our REIT ordinary income for such year,

   o 95% of our REIT capital gain income for such year, and

   o any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

   It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

   Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

TAXABLE REIT SUBSIDIARIES

   As described above, we may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.


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
   We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the shares will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

   Rent that we receive from our TRSs will qualify as "rents from real property" as long as the property is operated on behalf of the TRS by a person who qualifies as an "independent contractor" and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to us and the TRS lessee (an "eligible independent contractor"). A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "qualified lodging facility" includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

   We lease all of our hotels to TRSs, and all of those TRSs have engaged "eligible independent contractors" to operate and manage those hotels. We lease all of our wholly owned hotels to 44 New England Management Company, a TRS owned by our operating partnership, and HHMLP, an "eligible independent contractor," operates and manages those hotels. All of our hotels owned by joint ventures are leased (1) to joint ventures, in which we hold equity interests through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture and those hotels are operated and managed by HHMLP or other hotel managers that qualify as "eligible independent contractors." We have formed seven TRSs in connection with the financing of certain of our hotels. Those TRSs own a 1% general partnership interest in the partnerships that own those hotels. We may form new TRSs in the future, and we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an "eligible independent contractor" to manage and operate the hotels leased by such TRS.

   The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We believe that all transactions between us and each of our existing TRSs have been and will be conducted on an arm's-length basis.

RECORDKEEPING REQUIREMENTS

   We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.

FAILURE TO QUALIFY

   Commencing with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "Requirements for Qualification-Income Tests" and "--Asset Tests."

   If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits,

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
distributions to most domestic non-corporate shareholders would generally be taxable at capital gains tax rates. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN OUR OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

   The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

   Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

   o is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

   o is not a "publicly traded" partnership.

   Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

   A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception"). Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion. We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes.

   If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See "--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur

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
tax liability without any related cash distribution. See "--Requirements for Qualification--Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

   Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

   Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

   Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

   Under our operating partnership's partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

   Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

   o the amount of cash and the basis of any other property contributed by us to our operating partnership;

   o increased by our allocable share of our operating partnership's income and our allocable share of indebtedness of our operating partnership; and

   o reduced, but not below zero, by our allocable share of our operating partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership's loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as

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
the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership's distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

   Depreciation Deductions Available to Our Operating Partnership. To the extent that our operating partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership. Our operating partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, our operating partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. A first-year "bonus" depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property placed in service after May 5, 2003. "Qualified Property" includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. "Qualified leasehold improvement property" generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention. Under MACRS, our operating partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. Our operating partnership's initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor's basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

SALE OF A PARTNERSHIP'S PROPERTY

   Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

   Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "-- Requirements for Qualification--Income Tests." We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents

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
inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

STATE AND LOCAL TAXES

   We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our capital stock.


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
                              PLAN OF DISTRIBUTION


   We may sell the securities being offered hereby in one or more of the following ways from time to time:

   o through agents to the public or to investors;

   o to underwriters for resale to the public or to investors;

   o directly to agents;

   o directly to investors; or

   o through a combination of any of these methods of sale.

   We will set forth in a prospectus supplement the terms of the offering of securities, including:

   o the name or names of any agents or underwriters;

   o the purchase price of the securities being offered and the proceeds we will receive from the sale;

   o the terms of the securities offered;

   o any over-allotment options under which underwriters or agents may purchase or place additional securities;

   o any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

   o any public offering price;

   o any discounts or concessions allowed or reallowed or paid to dealers; and

   o any securities exchanges on which such securities may be listed.

AGENTS

   We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell the securities being offered hereby on a continuing basis, unless otherwise provided in a prospectus supplement.

   We may from time to time engage a company to act as our offering agent for one or more offerings of our securities. If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such common shares on the agreed terms. The offering agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act of 1933, including sales made directly on the American Stock Exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, with respect to any sales effected through an "at-the-market" offering.

UNDERWRITERS

   If we use underwriters for a sale of securities, the underwriters will acquire the securities, and may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.


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
DIRECT SALES

   We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses from time to time.

TRADING MARKETS AND LISTING OF SECURITIES

   Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common shares or our 8.00% Series A cumulative redeemable preferred shares, each of which is listed on the American Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

   In accordance with Regulation M under the Exchange Act, underwriters may engage in over-allotment, stabilizing or short covering transactions or penalty bids in connection with an offering of our securities. Over-allotment transactions involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than they would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.


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                                 LEGAL MATTERS


   Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the summary of legal matters contained in the section of this Prospectus under the heading "Federal Income Tax Consequences of Our Status as a REIT" is based on the opinion of Hunton & Williams LLP.


                                    EXPERTS

   The consolidated financial statements and schedule of Hersha Hospitality Trust as of December 31, 2005, and 2004, and for each of the years in the two year period ended December 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report on the consolidated financial statements and schedule as of December 31, 2005, contains an explanatory paragraph that indicates that we have adopted FASB Interpretation No. 46 (R), Consolidation of Variable Interest Entities effective March 31, 2004.

   KPMG's report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses their opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control over completeness and accuracy of payroll expense, existence and accuracy of reported revenue and approval of journal entries and the review and analysis of account reconciliations and related data did not operate effectively at December 31, 2005. Additionally, an explanatory paragraph stated that Hersha Hospitality Trust lacked appropriately designed controls to ensure the completeness of accounts payable and accrued expenses.

   Our consolidated balance sheet as of December 31, 2003, and our consolidated statements of operations, cash flows and shareholders' equity for the year ended December 31, 2003, incorporated by reference in this prospectus, have been audited by Reznick Group, P.C. independent registered public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing. The balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners' equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference in this prospectus have been audited by Reznick Group, P.C., independent registered public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

   The consolidated balance sheet as of December 31, 2005 and consolidated statements of operations, cash flows and shareholders' equity for the year ended December 31, 2005 for Affordable Hospitality Associates, L.P.; Metro JFK Associates, LLC; TCVA Realty, LLC; KW Hotel Group and HT/CNL Metro Hotels, LLC and Subsidiary incorporated by reference in this prospectus, have been audited by Reznick Group, P.C. independent registered public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

   The audited historical financial statements of Adriaen's Landing Hotel, LLC as of December 31, 2005 and 2004 and for both of the two years in the period ended December 31, 2005 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


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                         HOW TO OBTAIN MORE INFORMATION


   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E., 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol: "HT") are listed.

   We also make available through out internet website (www.hersha.com) our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information of our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.


                INCORPORATION OF INFORMATION FILED WITH THE SEC

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to completion of this offering.

   o Annual Report on Form 10-K for the year ended December 31, 2005, filed March 22, 2006, as amended by Amendment No. 1 thereto filed on March 31, 2006;

   o Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed May 10, 2006; and for the quarter ended June 30, 2006, filed August 9, 2006; and for the quarter ended September 30, 2006, filed November 9, 2006; and

   o Current Reports on Form 8-K filed January 9, 2006, January 23, 2006, January 25, 2006, February 14, 2006, February 21, 2006, April 6, 2006,
     April 10, 2006, April 27, 2006, May 8, 2006, May 30, 2006, July 17, 2006,
     September 13, 2006, September 19, 2006, October 4, 2006 and November 21, 2006 in each case as amended; and

   o Our Proxy Statement relating to our 2006 annual meeting of shareholders filed on April 24, 2006.

   We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all of the securities we offer with this prospectus and any applicable supplement.

   You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Hersha Hospitality Trust, 510 Walnut Street, 9th Floor, Philadelphia, PA 19106, telephone (215) 238-1046.


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